Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Computershare Investor Services Inc., the depositary, at 1-800-564-6253. The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or the United States Securities and Exchange Commission (the “SEC”), nor has any securities regulatory authority in Canada or the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This document does not constitute an offer or a solicitation to any person in any state jurisdiction within the United States in which the Company (as defined herein) is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any jurisdiction prohibiting the making of the Offer or the acceptance of Convertible Notes (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not market the Offer to, nor will it accept Convertible Notes from or on behalf of, Noteholders (as defined herein) from that jurisdiction.

GRAN TIERRA ENERGY INC.

OFFER TO PURCHASE FOR CASH ALL OF THE ISSUED AND OUTSTANDING 5.00% CONVERTIBLE SENIOR NOTES DUE 2021 (BEING US$115,000,000 AGGREGATE PRINCIPAL AMOUNT) OF GRAN TIERRA ENERGY INC. AT A PURCHASE PRICE OF US$1,075 PER US$1,000 PRINCIPAL AMOUNT OF CONVERTIBLE NOTES

Gran Tierra Energy Inc. (“GTE” or the “Company”) hereby offers (the “Offer”) to purchase from the holders (each, a “Noteholder”) of 5.00% convertible senior notes due 2021 of the Company (the “Convertible Notes”) issued under and pursuant to the provisions of the trust indenture dated April 6, 2016 (the “Trust Indenture”) between GTE and U.S. Bank National Association, all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) at the purchase price of US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes (the “Purchase Price”).

In addition, Noteholders who deposit their Convertible Notes to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer. The Offer and all deposits of Convertible Notes are on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular” and, together with this Offer to Purchase, the “Offer and Circular”) and the related letter of transmittal (the “Letter of Transmittal”).

The Offer will commence on June 6, 2019 and expire at 2:00 p.m. (Calgary time) on July 12, 2019, unless withdrawn or extended or varied by the Company.

The Offer is not conditional upon any minimum number of Convertible Notes being deposited under the Offer. However, the Offer is subject to certain conditions, and GTE expressly reserves the right to withdraw the Offer and not take up and pay for any Convertible Notes deposited under the Offer unless the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer” are complied with or waived.

Each Noteholder who has validly deposited Convertible Notes and who has not withdrawn such Convertible Notes will receive the Purchase Price, plus a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer, for all Convertible Notes purchased on the terms and subject to the conditions of the Offer. GTE will return all Convertible Notes not purchased under the Offer. Convertible Notes taken up and paid for by the Company pursuant to the Offer will be cancelled.

As of June 4, 2019, there was US$115,000,000 aggregate principal amount of Convertible Notes issued and outstanding and, accordingly, the Offer is for all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount).

The board of directors of GTE (the “Board of Directors”), has authorized and approved the Offer. None of GTE, its directors or Computershare Investor Services Inc. (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit. Noteholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes to the Offer and, if deposited, what principal amount of Convertible Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Convertible Notes to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of GTE as to whether Noteholders should deposit or refrain from depositing Convertible Notes pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the accompanying Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by GTE or its Board of Directors.

Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit.

Noteholders wishing to deposit all or any portion of their Convertible Notes pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase, “Procedure for Depositing Convertible Notes” and the related Letter of Transmittal for further details.

Any questions or requests for assistance may be directed to the Depositary, at the addresses and telephone and facsimile numbers set forth on the back cover page of the Offer and Circular.

THE OFFER WILL COMMENCE ON JUNE 6, 2019 AND EXPIRE AT 2:00 P.M. (CALGARY TIME) ON JULY 12, 2019, UNLESS WITHDRAWN OR EXTENDED OR VARIED BY THE COMPANY (SUCH TIME AND DATE, THE “EXPIRATION DATE”).

June 5, 2019

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FORWARD-LOOKING STATEMENTS

Certain statements contained in the Offer and Circular constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements can be identified by the use of words such as “plans”, “expects”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes” or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Convertible Notes deposited under the Offer, the financing of the Offer and the Company’s intentions to apply for exemptive relief from the Canadian Extension Take Up Requirement (as defined in the Offer to Purchase) in certain circumstances. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in the Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

Forward-looking statements are based on information available at the time they are made, underlying estimates and assumptions made by management and management’s good faith belief with respect to future events, performance and results, and are subject to inherent risks and uncertainties surrounding future expectations generally. Such risks and uncertainties include, but are not limited to, compliance with or waiver of the conditions to the Offer, the extent to which Noteholders determine to deposit their Convertible Notes pursuant to the Offer and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in the Company’s other continuous disclosure filings available under the Company’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and at the SEC’s website at www.sec.gov. The Company cautions readers that this list of factors is not exhaustive and that should certain risks or uncertainties materialize, or should underlying estimates or assumptions prove incorrect, actual events, performance and results may vary significantly from those expected.

There can be no assurance that the actual results, performance, events or activities anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. Other than as required by applicable securities laws, the Company undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

Information on SEDAR and the SEC’s website or any other website is not incorporated by reference into the Offer and Circular and does not constitute a part of the Offer and Circular unless specifically so designated and filed with SEDAR or the SEC, as applicable.

INFORMATION FOR UNITED STATES NOTEHOLDERS

This Offer is made by GTE for its own securities, and the Offer to Purchase and accompanying Circular have been prepared by GTE in accordance with the disclosure requirements of applicable Canadian laws and U.S. laws. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer and Circular generally follow Canadian market practice.

The Company is a corporation organized under the laws of the State of Delaware. Some of the Company’s directors and officers do not reside in the United States, and all or a significant portion of their assets are not located in the United States. As a result, Noteholders may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, none of the Company’s assets are located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

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TAXATION

Noteholders should be aware that acceptance of the Offer and disposition of the Convertible Notes as described herein may have tax consequences both in Canada and in the United States. Noteholders are urged to review Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” for certain details concerning the Canadian federal income tax consequences applicable to acceptance of the Offer and a disposition of the Convertible Notes as described herein. Noteholders resident in the United States are urged to review Section 17 of the Circular, “Certain United States Federal Income Tax Considerations” for certain details concerning the United States federal income tax consequences applicable to acceptance of the Offer and a disposition of the Convertible Notes as described herein.

CURRENCY

In the Offer and Circular, references to “C$” and “Canadian dollars” are to the lawful currency of Canada and references to “US$” and “U.S. dollars” are to the lawful currency of the United States.

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TABLE OF CONTENTS

SUMMARY		1

OFFER TO PURCHASE		4

1.	The Offer	4
2.	Manner and Time of Acceptance	4
3.	Procedure for Depositing Convertible Notes	5
4.	Withdrawal Rights	7
5.	Conditions of the Offer	7
6.	Extension and Variation of the Offer	10
7.	Taking Up and Payment for Deposited Convertible Notes	11
8.	Liens and Distributions	12
9.	Notice	12
10.	Treatment of Convertible Notes Not Deposited Under the Offer	13
11.	Other Terms	13

ISSUER BID CIRCULAR		1

1.	Gran Tierra Energy Inc.	1
2.	Authorized Share Capital	1
3.	Background to the Offer	3
4.	Purpose and Effect of the Offer	3
5.	Valuation of the Convertible Notes	5
6.	Prior Valuations	11
7.	Noteholder Withdrawal Rights	11
8.	Acceptance for Payment and Payment for the Convertible Notes	11
9.	Financial Statements	12
10.	Price Range of Convertible Notes	12
11.	Previous Purchases and Sales of Securities	12
12.	Previous Distribution of Securities	13
13.	Dividend Policy	13
14.	Interest of Directors and Officers and Transactions and Arrangements Concerning Convertible Notes	14
15.	Material Changes in the Affairs of the Company	16
16.	Certain Canadian Federal Income Tax Considerations	16
17.	Certain United States Federal Income Tax Considerations	18
18.	Certain Legal Matters; Regulatory Approvals	20
19.	Source of Funds	21
20.	Depositary	21
21.	Fees and Expenses	21
22.	Statutory Rights	21
23.	Directors’ Approval	22
24.	Additional Information	22

CONSENT OF EIGHT CAPITAL		23

SCHEDULE “A”		A-1

SUMMARY

This general summary is solely for the convenience of Noteholders and is qualified in its entirety by reference to the full text and more specific details in this Offer. Noteholders are urged to read the entire Offer to Purchase, the Circular and the Letter of Transmittal carefully and in their entirety as they contain a complete discussion of the Offer.

The Offer	Subject to the terms and conditions of the Offer, GTE hereby offers to purchase all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) at the Purchase Price, plus a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the terms and conditions herein. Convertible Notes taken up and paid for by the Company will be cancelled.

Expiration Date	The Offer will commence on June 6, 2019 and expire at 2:00 p.m. (Calgary time) on July 12, 2019, unless withdrawn or extended or varied by the Company pursuant to Section 6 of the Offer to Purchase, “Extension and Variation of the Offer” (such time and date, the “Expiration Date”).

Number of Convertible Notes to be Purchased	The Company will purchase all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount), or such fewer number of Convertible Notes as are properly deposited and not properly withdrawn under the Offer.

Take Up and Payment Date	Upon the terms and provisions of the Offer and subject to and in accordance with applicable securities laws, and provided that the conditions of the Offer (as the same may be amended) have been complied with or waived, the Company will: (i) take up and pay for the Convertible Notes properly deposited under the Offer not later than 10 days after the Expiration Date or at the time required by clauses (ii) or (iii) immediately below, whichever is earliest; (ii) pay for any Convertible Notes taken up under the Offer as soon as possible, and in any event not later than three business days after such Convertible Notes are taken up; and (iii) take up and pay for Convertible Notes deposited under the Offer subsequent to the date the Company first takes up Convertible Notes under the Offer not later than 10 days after the deposit of such Convertible Notes.

Currency of Payment	The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Convertible Notes will be made in U.S. dollars.

Purchase Price	The Purchase Price is US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes. In addition to the Purchase Price, Noteholders who deposit their Convertible Notes to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date such Convertible Notes are taken up by the Company pursuant to the Offer.

Accrued and Unpaid Interest	The Convertible Notes bear interest at an annual rate of 5.00% payable semi-annually in arrears on April 1 and October 1 of each year. Noteholders accepting the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date such Convertible Notes are taken up by the Company pursuant to the Offer.

Conversion Terms	The Convertible Notes are convertible at the option of the Noteholder into shares of common stock of the Company (“Shares of Common Stock”) at any time prior to the close of business on the business day immediately preceding the maturity date (being April 1, 2021). The conversion rate is 311.4295 Shares of Common Stock per US$1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately US$3.21 per Share of Common Stock), which is subject to adjustment in some events.

Once the Convertible Notes are deposited under the Offer, Noteholders may convert such Convertible Notes only if they are properly withdrawn. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

Delivery Procedures	All of the Convertible Notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). Noteholders desiring to deposit their Convertible Notes must transfer such Convertible Notes to the Depositary through DTC’s Automated Tender Offer Program (“ATOP”) for which the transaction will be eligible.

As such, in order to deposit their Convertible Notes to the Offer, Noteholders must complete the documentation and follow the instructions provided by their investment dealer, broker, bank, trust company or other nominee. See Section 3 of the Offer to Purchase, “Procedure for Depositing Convertible Notes”.

Brokerage Commissions	Noteholders depositing Convertible Notes pursuant to the Offer will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Noteholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Convertible Notes pursuant to the Offer.

Conditions of the Offer	The obligation of the Company to take up and pay for any Convertible Notes deposited under the Offer is subject to the conditions described in Section 5 of the Offer to Purchase, “Conditions of the Offer”.

Withdrawal Rights	Convertible Notes deposited pursuant to the Offer may be withdrawn at any time: (i) prior to the Expiration Date; (ii) if the Convertible Notes have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Convertible Notes; (iii) if the Convertible Notes have been taken up but not paid for by the Company within three business days of being taken up; (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Convertible Notes under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase; or (v) if not yet accepted for payment by July 16, 2019, which is 40 days from the commencement of the Offer. See Section 4 of the Offer to Purchase, “Withdrawal Rights”.

Position of the Company, its Directors or the Depositary	None of GTE, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or a portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit. Noteholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes to the Offer and, if so, what principal amount of Convertible Notes to deposit.

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Directors, Officers and Insiders	To the knowledge of the Company, after reasonable inquiry, no director or officer of the Company, no associate or affiliate of a director or officer of the Company, no insider of the Company and no person or company acting jointly or in concert with the Company, owns Convertible Notes, and therefore, will not participate in the Offer.

Tax Considerations	Noteholders should carefully consider the income tax consequences of depositing Convertible Notes to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular “Certain United States Federal Income Tax Considerations”. Noteholders should consult their own tax advisors.

Lock-Up Agreements	Arceus Partnership, Citadel Equity Fund Ltd., Crown Managed Accounts SPC (acting for and on behalf of Crown/Polar Segregated Portfolio), MMCAP International Inc. SPC, Polar Multi-Strategy Master Fund, Scotia Capital (USA) Inc. and Verition Canada Master Fund Ltd. have agreed, pursuant to lock-up agreements with the Company dated June 3, 2019 or June 4, 2019, as applicable, to deposit an aggregate of approximately US$61.2 million aggregate principal amount of Convertible Notes held by them to the Offer. See Section 14 of the Circular “Interest of Directors and Officers and Transactions and Arrangements Concerning Convertible Notes”.

Valuation Pursuant to Canadian Securities Laws	Eight Capital (“Eight Capital”), a corporation which is a Canadian investment dealer, was engaged by GTE as the independent valuator to prepare a formal valuation of the Convertible Notes as prescribed under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators. A copy of Eight Capital’s valuation is attached to the Offer and Circular at Schedule “A”. The valuation contains Eight Capital’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of May 24, 2019, the fair market value of the Convertible Notes falls within the range of US$1,032 to US$1,080 per US$1,000 principal amount of Convertible Notes.

See also Section 5 of the Circular, “Valuation of the Convertible Notes” for further details.

Further Information	For further information regarding the Offer, Noteholders may contact the Depositary, or consult their own brokers. The contact information for the Depositary is set forth on the back cover of this Offer and Circular.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF GTE AS TO WHETHER NOTEHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING CONVERTIBLE NOTES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GTE OR ITS BOARD OF DIRECTORS.

NONE OF GTE, ITS DIRECTORS, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR CONVERTIBLE NOTES UNDER THE OFFER. NOTEHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR CONVERTIBLE NOTES, AND, IF DEPOSITED, THE AMOUNT OF THEIR CONVERTIBLE NOTES TO DEPOSIT. NOTEHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT CONVERTIBLE NOTES TO THE OFFER AND, IF SO, WHAT PRINCIPAL AMOUNT OF CONVERTIBLE NOTES TO DEPOSIT.

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OFFER TO PURCHASE

To the Noteholders:

1.	The Offer

Gran Tierra Energy Inc. (“GTE” or the “Company”) hereby offers (the “Offer”) to purchase from the holders (the “Noteholders”) of 5.00% convertible senior notes due 2021 of the Company (the “Convertible Notes”) issued under and pursuant to the provisions of the trust indenture dated April 6, 2016 (the “Trust Indenture”) between GTE and U.S. Bank National Association, all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) at the purchase price of US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes (the “Purchase Price”).

In addition, Noteholders who deposit their Convertible Notes to the Offer will receive a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to depositing Noteholders will be made in U.S. dollars.

The Offer will commence on June 6, 2019 and expire at 2:00 p.m. (Calgary time) on July 12, 2019, unless withdrawn or extended or varied time to time by the Company pursuant to Section 6 of this Offer to Purchase, “Extension and Variation of the Offer” (such time and date, the “Expiration Date”).

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF CONVERTIBLE NOTES BEING DEPOSITED UNDER THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, AND GTE EXPRESSLY RESERVES THE RIGHT TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY CONVERTIBLE NOTES DEPOSITED UNDER THE OFFER UNLESS THE CONDITIONS DESCRIBED IN SECTION 5 OF THIS OFFER TO PURCHASE, “CONDITIONS OF THE OFFER” ARE COMPLIED WITH OR WAIVED.

2.	Manner and Time of Acceptance

Each Noteholder who has properly deposited Convertible Notes and who has not withdrawn such Convertible Notes will receive the Purchase Price plus a cash payment in respect of all accrued and unpaid interest outstanding on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company, for all Convertible Notes purchased, on the terms and subject to the conditions of the Offer.

The board of directors of GTE (the “Board of Directors”), has authorized and approved the Offer. None of GTE, its directors, or Computershare Investor Services Inc. (the “Depositary”), the depositary of the Offer, or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit. Noteholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes to the Offer and, if so, what principal amount of Convertible Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Convertible Notes to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”.

The accompanying Circular and related Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

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Promptly after the Expiration Date or termination of the Offer, GTE will return all deposited Convertible Notes not purchased under the Offer.

3.	Procedure for Depositing Convertible Notes

A Noteholder who wishes to deposit Convertible Notes under the Offer and who holds Convertible Notes through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Convertible Notes under the Offer. Participants of The Depository Trust Company (“DTC”) should contact DTC with respect to the deposit of Convertible Notes under the terms of the Offer.

Book-Entry Transfer Procedures

All of the Convertible Notes were issued in book-entry form, and all of the Convertible Notes are currently represented by one or more global certificates registered in the name of a nominee of DTC. The Company confirmed with DTC that the Convertible Notes may be deposited using DTC’s Automated Tender Offer Program (“ATOP”) procedures instituted by DTC. DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their outstanding Convertible Notes to the Depositary using the ATOP procedures. In connection with each book-entry transfer of Convertible Notes to the Depositary, DTC will send an “agent’s message” to the Depositary, which, in turn, will confirm its receipt of the book entry transfer (a “Book-Entry Confirmation”). The term “agent’s message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, stating that DTC has received an express acknowledgement from the participant in DTC depositing Convertible Notes that such participant has received and agrees to be bound by the terms of the Offer and that the Company may enforce such agreement against the participant.

By using the ATOP procedures to deposit Convertible Notes, Noteholders will not be required to deliver the Letter of Transmittal to the Depositary. However, any Noteholder who uses the ATOP procedures to deposit Convertible Notes will be bound by the terms of the Letter of Transmittal just as if such Noteholder had signed it.

If a Noteholder holds Convertible Notes through Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System, such Noteholder must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a deposit of Convertible Notes. Both Clearstream and Euroclear are indirect participants in the DTC system. Noteholders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to deposit Convertible Notes.

The Company will not be required to pay for Convertible Notes deposited pursuant to the Offer unless those Convertible Notes are validly deposited and accepted by the Company for take up and purchase. Similarly, the Company will be able to retain deposited Convertible Notes that have been properly taken up and paid for if the applicable Noteholder does not validly comply with the procedures to withdraw the Convertible Notes. The Company will have the right, in its sole discretion, to decide whether a deposit or withdrawal was made validly and the Company’s decision will be final. Noteholders should note the following with respect to the Offer:

•	If the Company determines that a Noteholder has not validly deposited its Convertible Notes, or has not validly complied with the procedures to withdraw its Convertible Notes previously deposited, such Noteholder will have to correct the problem in the time period determined by the Company.

•	Neither the Company, the Depositary, the trustee of the Convertible Notes or any other person is under any obligation to advise a Noteholder of any defect in its deposit or withdrawal.

•	The Company has the right, in its sole discretion, to waive any defect in the deposit or withdrawal of Convertible Notes, and the Company may waive a defect with respect to one Noteholder and not another.

If the Company determines a Noteholder has not validly deposited its Convertible Notes and the Company determines not to waive such defective deposit, such Noteholder’s defectively deposited Convertible Notes will be returned to such Noteholder at the Company’s expense via a credit to the appropriate DTC account promptly following the Expiration Date or the earlier termination of the Offer.

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There are no guaranteed delivery provisions provided for by the Company in conjunction with the Offer under the terms of the Offer and Circular. Noteholders wishing to participate in the Offer must deposit their Convertible Notes in accordance with the procedures set forth under this Section 3 of this Offer to Purchase prior to the Expiration Date.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Convertible Notes to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Convertible Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. GTE reserves the absolute right to reject any deposits of Convertible Notes determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful. GTE also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Convertible Notes and GTE’s interpretation of the terms of the Offer (including these instructions and the related Letter of Transmittal) will be final and binding on all parties. No individual deposit of Convertible Notes will be deemed to be properly made until all defects and irregularities have been cured or waived.

Unless waived, any defects or irregularities in connection with deposits must be cured within such time as GTE shall determine. None of GTE, the Depositary, the trustee of the Convertible Notes or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (i) the securities that is equal to or greater than the amount tendered and will deliver or cause to be delivered such securities for the purpose of tendering to the Company within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into securities (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such securities by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such securities so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender on behalf of another person. A tender of Convertible Notes pursuant to the Offer under any of the procedures described above will constitute a binding agreement between the depositing Noteholder and the Company with respect to the Offer upon the terms and subject to the conditions of the Offer, including the depositing Noteholder’s acceptance of the terms and conditions of the Offer, as well as the depositing Noteholder’s representation and warranty that (i) such Noteholder has a “net long position” in shares or Equivalent Securities at least equal to the Convertible Notes being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the deposit of such Convertible Notes complies with Rule 14e-4.

Formation of Agreement

The proper deposit of Convertible Notes pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Noteholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

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4.	Withdrawal Rights

Except as otherwise provided in this Section 4 of this Offer to Purchase or otherwise required or permitted by applicable laws, all deposits of Convertible Notes pursuant to the Offer will be irrevocable. Convertible Notes deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Noteholder at any time: (i) prior to the Expiration Date; (ii) if the Convertible Notes have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Convertible Notes; (iii) if the Convertible Notes have been taken up but not paid for by the Company within three business days of being taken up; (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Convertible Notes under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase; or (v) if not yet accepted for payment by July 16, 2019, which is 40 days from the commencement of the Offer.

Withdrawal of Convertible Notes deposited pursuant to the Offer may be accomplished by complying with the applicable ATOP procedures for withdrawal of tenders or deposits. The Depositary must receive the “request message” relating to a Noteholder’s withdrawal prior to the Expiration Date, assuming no additional withdrawal rights are so required.

Withdrawals of Convertible Notes pursuant to the Offer must be effected via DTC and through a Noteholder’s investment dealer, broker, bank, trust company or other nominee. A notice of withdrawal of Convertible Notes must actually be received by the Depositary in a manner such that the Depositary has a written or printed copy of such notice of withdrawal. A withdrawal of Convertible Notes deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.

A Noteholder who wishes to withdraw Convertible Notes under the Offer and who holds Convertible Notes through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Convertible Notes under the Offer. Participants of DTC should contact DTC with respect to the withdrawal of Convertible Notes under the Offer. A Noteholder’s investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Convertible Notes deposited under the Offer that are earlier than those specified herein.

All questions as to the form, validity and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the trustee of the Convertible Notes or any other person shall be under any duty to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Convertible Notes properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Convertible Notes may be redeposited prior to the Expiration Date by again following the procedures described in Section 3 of this Offer to Purchase, “Procedure for Depositing Convertible Notes”.

If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Convertible Notes or is unable to purchase Convertible Notes pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that depositing Noteholders are entitled to withdrawal rights as described in this Section 4 of this Offer to Purchase.

5.	Conditions of the Offer

Notwithstanding any other provision of the Offer, and subject to applicable law, including Rule 14e-1(c) of the Exchange Act, the Company shall not be required to accept for purchase, to purchase or to pay for any Convertible Notes deposited, and may withdraw, terminate, cancel or amend the Offer, or may postpone the take up and payment for Convertible Notes deposited, if, at any time before the payment for any such Convertible Notes, any of the following events shall have occurred (or shall have been determined by the Company, in its reasonable judgement, to have occurred) which, in the Company’s reasonable judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for take up or payment:

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(a)	there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(i)	challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Convertible Notes by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(ii)	that otherwise, in the reasonable judgment of the Company, has or may have a material adverse effect on the Convertible Notes or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b)	there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative authority or agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that would directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would prohibit, prevent, restrict or delay consummation of the Offer or would materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable, in the reasonable judgment of the Company, to proceed with the Offer;

(c)	there shall have occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada, the United States or the United Kingdom;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the United States or the United Kingdom (whether or not mandatory);

(iii)	a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, Colombia or any other country or region in which the Company or its subsidiaries maintain significant business activities;

(iv)	any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that would reasonably be expected to affect the extension of credit by banks or other lending institutions to the Company or its subsidiaries;

(v)	any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s and its subsidiaries’, taken as a whole, businesses, operations or prospects or fair market value of the Convertible Notes;

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(vi)	any increase or decrease in the fair market value of the Convertible Notes by a significant amount (including, without limitation, an amount greater than 10%) since the close of business on June 4, 2019; or

(vii)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d)	there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, individually or in the aggregate, has, have or may have material adverse significance with respect to the Company and its subsidiaries, taken as a whole;

(e)	any take-over bid or tender or exchange offer with respect to some or all of the securities of GTE, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of material assets, or other similar transaction with or involving GTE or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)	Eight Capital shall have withdrawn or amended its Valuation (as defined in the Circular);

(g)	the Company shall have concluded, in its reasonable discretion, that the Offer or the take up and payment for any or all of the Convertible Notes by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities laws, are not available or not available on terms reasonably acceptable to the Company in respect of the Offer and, if required under any such laws, the Company shall not have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Offer; or

(h)	any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto) or any other tax statute, rule or regulation applicable to the Company or its subsidiaries, the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency or other applicable tax authority, as applicable, that, in the reasonable judgement of the Company, is detrimental to GTE, its subsidiaries or affiliates or a Noteholder, or with respect to making the Offer or taking up and paying for the Convertible Notes pursuant to the Offer.

Each of the foregoing conditions must be complied with or waived at or prior to the Expiration Date. If any of the conditions referred to above are triggered, the Company will promptly notify Noteholders whether or not the triggered condition has been waived. Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. GTE, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement by way of news release of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its tender offer statement on Schedule TO (“Schedule TO”) filed with the SEC with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Convertible Notes deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Convertible Notes and any related documents to the parties by whom they were deposited.

The foregoing conditions are for the exclusive benefit of the Company and may be asserted by the Company at any time prior to the Expiration Date in its reasonable discretion regardless of the circumstances giving rise to any such assertion (excluding any action or inaction by the Company), or may (subject to applicable law, be waived by the Company in whole or in part at any time prior to the Expiration Date in its reasonable discretion, without prejudice to any other rights which the Company may have). The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 5 of this Offer to Purchase shall be final and binding on all parties, subject to such parties disputing such determination in a court of competent jurisdiction.

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If all of the terms and conditions of the Offer have been complied with or satisfied, the Company will make a public announcement by way of news release to that effect promptly after the Expiration Date which will disclose the number of Convertible Notes deposited under the Offer and the approximate number of Convertible Notes that will be taken up by the Company.

6.	Extension and Variation of the Offer

Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 5 of this Offer to Purchase, “Conditions of the Offer” shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Noteholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 9 of this Offer to Purchase, “Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement by way of news release of the extension or variation and provide or cause to be provided notice of such extension or variation to the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Schedule TO with the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or waives a condition of the Offer that results in a material change to the circumstances of the Offer, the Company will disseminate additional offer materials (including tender offer materials) and extend the Offer (including the time within which to withdraw deposits) to the extent required by applicable law.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Convertible Notes may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Noteholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Where the terms of the Offer are varied for the sole purpose of waiving a condition of the Offer, the period during which Convertible Notes may be deposited pursuant to the Offer shall not expire before five business days after the notice of variation has been given to Noteholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, in the event that the Company either (i) reduces the principal amount of Convertible Notes subject to the Offer or (ii) decreases the Purchase Price, the Company will extend the Offer as required by Rule 14e-1 and Rule 13e-4 under the Exchange Act. During any such extension or in the event of any variation, all Convertible Notes previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 4 of this Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 5 of this Offer to Purchase, “Conditions of the Offer”.

Notwithstanding the foregoing, except as required by applicable Canadian securities laws, the Offer may not be extended by the Company if all the terms and conditions of the Offer have been complied with or waived by the Company, unless the Company first takes up all Convertible Notes properly deposited under the Offer and not withdrawn (the “Canadian Extension Take Up Requirement”). In issuer tender offers subject to Rule 13e-4 under the Exchange Act, the SEC requires an issuer to take up all securities tendered under a tender offer concurrently and, as a consequence, prohibits an issuer from taking up securities prior to the expiry of a tender offer. Although the Company has no current intention to extend the Expiration Date if all the terms and conditions of the Offer have been complied with or waived by the Company, in the event the Company wishes to extend the Expiration Date in such circumstances, the Company will apply for exemptive relief to the applicable Canadian securities regulatory authorities from the application of the Canadian Extension Take Up Requirement. In the event that such exemptive relief is obtained and the Company decides to extend the Offer in such circumstances, any communication of such extension will continue to be governed by this Section 6 of this Offer to Purchase and will disclose that the Company has filed for and obtained exemptive relief from the Canadian Extension Take Up Requirement from the applicable Canadian securities regulatory authorities and the withdrawal rights of Noteholders are described in Section 4 of this Offer to Purchase, “Withdrawal Rights” will continue to be applicable.

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There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any such extension, delay, termination or amendment will be followed promptly by public announcement by way of news release thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m. (Toronto time) on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, or as otherwise required by law.

The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Convertible Notes not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase, “Conditions of the Offer” not being complied with or waived, and/or (ii) at any time or from time to time to amend the Offer in any respect, subject to applicable laws, including decreasing the aggregate amount of Convertible Notes the Company may purchase or increasing or decreasing the Purchase Price.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement by way of news release.

If, before the Expiration Date or after the Expiration Date but before the expiry of all rights to withdraw Convertible Notes deposited under the Offer, a change (other than a change that is not within the control of the Company or its affiliates) has occurred in the information contained in the Offer or in any notice of change or notice of variation that would reasonably be expected to affect the decision of Noteholders to accept or reject the Offer, the Company will promptly issue a news release and send a notice of change to every Noteholder whose Convertible Notes were not taken up before the date of such change and will extend the time during which the Offer is open to the extent required under applicable securities laws.

If, prior to the Expiration Date, a variation in the terms of the Offer increases the consideration offered to Noteholders by the Company, such increase shall be applicable to all deposited Convertible Notes that are taken up pursuant to the Offer.

If the Company terminates the Offer without purchasing any Convertible Notes deposited pursuant to the Offer, it will promptly return the Convertible Notes deposited pursuant to the Offer to the depositing Noteholders, at the Company’s expense, through the facilities of DTC, by book-entry transfer.

7.	Taking Up and Payment for Deposited Convertible Notes

Upon the terms and provisions of the Offer and subject to and in accordance with applicable securities laws, and provided that the conditions of the Offer (as the same may be amended) have been complied with or waived, the Company will: (i) take up and pay for the Convertible Notes properly deposited under the Offer not later than 10 days after the Expiration Date or at the time required by clauses (ii) or (iii) immediately below, whichever is earliest; (ii) pay for any Convertible Notes taken up under the Offer as soon as possible, and in any event not later than three business days after such Convertible Notes are taken up; and (iii) take up and pay for Convertible Notes deposited under the Offer subsequent to the date the Company first takes up Convertible Notes under the Offer not later than 10 days after the deposit of such Convertible Notes.

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The Company reserves the right, in its sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which requires that an offeror pay the consideration offered or return securities deposited by or on behalf of holders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Convertible Notes or to terminate the Offer and not take up or pay for any Convertible Notes if any condition specified in Section 5 of this Offer to Purchase, “Conditions of the Offer” is not complied with or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Convertible Notes in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Convertible Notes will be made in U.S. dollars.

Payment for Convertible Notes taken up pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price and the amount of all accrued and unpaid interest on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer, with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Noteholders for the purpose of receiving payment from the Company, and transmitting such payment to DTC on behalf of the depositing Noteholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Convertible Notes by reason of any delay in paying for any Convertible Notes or otherwise.

Depositing Noteholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Noteholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Convertible Notes pursuant to the Offer. GTE will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly deposited Convertible Notes in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from GTE of payment for such Convertible Notes will be deemed to constitute receipt of payment by persons depositing Convertible Notes.

Convertible Notes taken up and paid for by the Company will be cancelled.

8.	Liens and Distributions

Convertible Notes acquired pursuant to the Offer shall be acquired by the Company free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever.

The Convertible Notes bear interest at an annual rate of 5.00% payable semi-annually in arrears on April 1 and October 1 of each year. Noteholders accepting the Offer will receive a cash payment in respect of all accrued and unpaid interest on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer.

9.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered Noteholders at their respective addresses as shown on the subject Convertible Note registers maintained in respect of the Convertible Notes and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Noteholders, and (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Noteholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Québec.

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10.	Treatment of Convertible Notes Not Deposited Under the Offer

Convertible Notes not deposited and purchased pursuant to the Offer will remain outstanding. The terms and conditions governing the Convertible Notes, including the covenants and other protective provisions contained in the Trust Indenture, will remain unchanged. No amendments to the Trust Indenture are being sought.

From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law, including the limitation described below, the Company or its affiliates may acquire any Convertible Notes that are not deposited pursuant to the Offer through privately negotiated transactions, issuer bids, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Convertible Notes other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Convertible Notes, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or the date of termination of the Offer.

11.	Other Terms

None of GTE, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit. Noteholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes to the Offer and, if so, what principal amount of Convertible Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Convertible Notes to the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of the Circular, “Certain United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of GTE as to whether Noteholders should deposit or refrain from depositing Convertible Notes pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by GTE or its Board of Directors.

The provisions of the accompanying Circular and related Letter of Transmittal to this Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

GTE, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Convertible Notes. The Offer is not being made to (nor will deposits of Convertible Notes be accepted from or on behalf of) any person in any state jurisdiction within the United States in which the Company is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any jurisdiction prohibiting the making of the Offer or the acceptance of Convertible Notes (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that jurisdiction, it will not market the Offer to, nor will it accept Convertible Notes from or on behalf of, Noteholders from that jurisdiction.

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The Company reserves the right to transfer to one or more persons affiliated or associated with it the right to purchase all or any portion of the Convertible Notes deposited pursuant to the Offer but any such transfer will not relieve the Company of its obligations under the Offer and in no way will prejudice the rights of DTC or the depositing Noteholders to receive payment for Convertible Notes validly deposited and accepted for payment pursuant to the Offer.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities laws applicable to GTE with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

DATED this 5th day of June, 2019.

GRAN TIERRA ENERGY INC.

By:	(Signed) “Gary Guidry”
Gary Guidry President and Chief Executive Officer

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ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by GTE to purchase for cash all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) at a purchase price of US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes, plus a cash payment in respect of all accrued and unpaid interest on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer.

Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the accompanying Offer to Purchase and the related Letter of Transmittal are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.	Gran Tierra Energy Inc.

GTE, together with its subsidiaries, is a company primarily focused on oil and gas exploration and production in Colombia and Ecuador. GTE was incorporated under the laws of the State of Nevada in June 2008 and changed its state of incorporation to the State of Delaware in October 2016. The Company’s principal executive offices are located at 900, 520 – 3 Avenue SW, Calgary, Alberta, Canada T2P 0R3 and its telephone number is (403) 265-3221.

2.	Authorized Share Capital

The Company’s authorized share capital consists of 595,000,000 shares of capital stock, of which 570,000,000 are designated as common stock, par value US$0.001 per share and 25,000,000 are designated as preferred stock, par value US$0.001 per share. As of June 4, 2019, the Company has 380,639,657 Shares of Common Stock outstanding.

The Shares of Common Stock trade on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the symbol “GTE”. The Convertible Notes trade on an over the counter market, the prices of which are disseminated electronically by Bloomberg (the “Convertible Notes OTC Market”). The 2025 Senior Notes (as defined herein) and the 2027 Senior Notes (as defined herein) trade on the Singapore Exchange Securities Trading Limited. No other securities of GTE trade on any published market.

Shares of Common Stock

Holders of the Shares of Common Stock are entitled to one vote for each Share of Common Stock on all matters submitted to a stockholder vote. Holders of Shares of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the Shares of Common Stock voting for the election of directors can elect all of the directors. Holders of the Shares of Common Stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding Shares of Common Stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the certificate of incorporation. Holders of Shares of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Shares of Common Stock. Holders of the Shares of Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Shares of Common Stock.

Shares of Preferred Stock

The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the stockholders. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Shares of Common Stock.

Convertible Notes

The Convertible Notes bear interest at a rate of 5.00% per year, payable semi-annually in arrears on April 1 and October 1 of each year. The Convertible Notes will mature on April 1, 2021, unless earlier redeemed, repurchased or converted. The Convertible Notes are unsecured and are subordinated to secured debt to the extent of the value of the assets securing such indebtedness. The Convertible Notes are convertible at the option of the Noteholder at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate is initially 311.4295 Shares of Common Stock per US$1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately US$3.21 per Share of Common Stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a Noteholder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances. The Company may not redeem the Convertible Notes prior to April 5, 2019, except in certain circumstances following a fundamental change (as defined in the Trust Indenture). The Company may redeem for all cash or any portion of the Convertible Notes, at its option, on or after April 5, 2019, if: (i) the last reported sale price of the Shares of Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption; and (ii) the Company has filed all reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (other than current reports on Form 8-K), during the 12 months preceding the date on which the Company provides such notice.

The redemption price will be equal to 100% of the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. No sinking fund is provided for the Convertible Notes. If the Company undergoes a fundamental change, Noteholders may require the Company to repurchase for cash all or any portion of their Convertible Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. Net proceeds from the sale of the Convertible Notes were US$109.1 million, after deducting the initial purchasers’ discounts and commission and the offering expenses payable by the Company.

Senior Notes due 2025

On February 15, 2018, Gran Tierra Energy International Holdings Ltd. (“GTEIH”), an indirect, wholly owned subsidiary of the Company, issued US$300 million of 6.25% Senior Notes due 2025 (the “2025 Senior Notes”). The 2025 Senior Notes are fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company that guarantee its revolving credit facility. Net proceeds from the sale of the 2025 Senior Notes were US$288.1 million, after deducting the initial purchasers’ discounts and commission and the offering expenses payable by the Company. The 2025 Senior Notes bear interest at a rate of 6.25% per year, payable semi-annually in arrears on February 15 and August 15 of each year. The 2025 Senior Notes will mature on February 15, 2025, unless earlier redeemed or repurchased. Before February 15, 2022, GTEIH may, at its option, redeem all or a portion of the 2025 Senior Notes at 100% of the principal amount plus accrued and unpaid interest and a make-whole premium. Thereafter, the Company may redeem all or a portion of the 2025 Senior Notes plus accrued and unpaid interest applicable to the date of the redemption at the following redemption prices: 2022 - 103.125%; 2023 - 101.563%; 2024 and thereafter - 100%.

Senior Notes due 2027

On May 23, 2019, the Company issued US$300 million of 7.75% Senior Notes due 2027 (the “2027 Senior Notes”). The 2027 Senior Notes are fully and unconditionally guaranteed by the subsidiaries of the Company that guarantee its revolving credit facility. Net proceeds from the sale of the 2027 Senior Notes were US$289.2 million, after deducting the initial purchasers’ discounts and commission and the offering expenses payable by the Company. The 2027 Senior Notes bear interest at a rate of 7.75% per year, payable semi-annually in arrears on February 15 and August 15 of each year. The 2027 Senior Notes will mature on May 23, 2027, unless earlier redeemed or repurchased. Before May 23, 2023, the Company may, at its option, redeem all or a portion of the 2027 Senior Notes at 100% of the principal amount plus accrued and unpaid interest and a make-whole premium. Thereafter, the Company may redeem all or a portion of the 2027 Senior Notes plus accrued and unpaid interest applicable to the date of the redemption at the following redemption prices: 2023 - 103.8750%; 2024 - 101.9375%; 2025 and thereafter - 100%.

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3.	Background to the Offer

Management of the Company believes that purchases of the Convertible Notes will create value for the Company’s stockholders by reducing the Company’s cash interest payments, de-levering its balance sheet, improving its debt maturity profile and eliminating potential dilution should the Convertible Notes be converted to Shares of Common Stock prior to their maturity.

On June 3, 2019, the Board of Directors met, and after discussion and consideration of the factors set forth below in Section 4 of this Circular, “Purpose and Effect of the Offer”, among other factors, the Board of Directors conditionally determined to proceed with the Offer. On June 4, 2019, the Company announced its intention to make the Offer.

The Board of Directors has reviewed the Offer and Circular and, based on that review, approved the contents and the sending, communicating or delivery of the Offer and Circular and the related Letter of Transmittal.

4.	Purpose and Effect of the Offer

GTE is making the Offer because the Board of Directors believes that the purchase of Convertible Notes represents an efficient use of GTE’s financial resources and is in the best interests of the Company and its stockholders. Convertible Notes taken up and paid for by the Company will be cancelled.

In considering whether the Offer would be in the best interests of the Company, the directors gave careful consideration to a number of factors, including the following:

(a)	that the purchase of Convertible Notes is an attractive investment and an appropriate and desirable use of the Company’s available funds;

(b)	after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and for other general corporate purposes of the Company;

(c)	the Company’s interest expense associated with purchased Convertible Notes will be eliminated for the period following purchase;

(d)	the purchase of Convertible Notes de-levers the Company’s balance sheet;

(e)	the purchase of Convertible Notes improves the Company’s debt maturity profile;

(f)	the purchase of Convertible Notes eliminates the potential dilution should the Convertible Notes be converted to Shares of Common Stock prior to their maturity;

(g)	the deposit of Convertible Notes under the Offer is optional, the option is available to all Noteholders and all Noteholders are free to accept or reject the Offer, and, if accepted, to determine what principal amount of Convertible Notes to deposit under the Offer;

(h)	the Offer provides Noteholders with an opportunity to realize on all or a portion of their investment in the Convertible Notes, should they desire liquidity in the short term, in quantities which might not otherwise be available in the market and without incurring brokerage commissions or other transaction costs which might otherwise be payable on a sale of their Convertible Notes; and

(i)	the Offer is not conditional on any minimum number of Convertible Notes being deposited.

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The foregoing summary of information and factors is not intended to be exhaustive of the information and factors considered by the Board of Directors in determining to authorize and approve the Offer, but includes the material factors considered by the Board of Directors in reaching its decision. The members of the Board of Directors evaluated various factors, including those summarized above, in light of their own knowledge of the business, assets, financial condition, operations and prospects of GTE and based upon the advice of the Company’s advisors. In view of the numerous factors considered, the Board of Directors did not find it practicable to, and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual directors may have given different weight to different factors. The determination of the Board of Directors to make the Offer was made after careful consideration, evaluation and deliberation of all of the factors involved and various other information.

Subject to certain exceptions, Canadian securities laws prohibit the Company and its affiliates from acquiring any Convertible Notes, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, GTE may in the future purchase additional Convertible Notes in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to Noteholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Convertible Notes, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

None of GTE, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. Noteholders must make their own decisions as to whether to deposit or refrain from depositing their Convertible Notes, and, if deposited, the amount of their Convertible Notes to deposit. Noteholders are strongly urged to review and evaluate carefully all information in the Offer to Purchase and this Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Convertible Notes to the Offer and, if so, what principal amount of Convertible Notes to deposit. Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Convertible Notes to the Offer. See Section 16 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of this Circular, “Certain United States Federal Income Tax Considerations”.

No person has been authorized to make any recommendation on behalf of GTE as to whether Noteholders should deposit or refrain from depositing Convertible Notes pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, this Circular and the related Letter of Transmittal. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by GTE or its Board of Directors.

Except as disclosed in this Circular, the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of the Company’s subsidiaries’ assets or its assets which is material to the Company and its subsidiaries, taken as a whole;

•	any material change in the Company’s present dividend policy, its capitalization or its indebtedness;

•	plans for any change in the Board of Directors or management or any plans or proposals to change the number or term of the Board of Directors (although the Company may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

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•	any other change in the structure or business of the Company;

•	the Shares of Common Stock ceasing to be listed on the NYSE American, the Toronto Stock Exchange or the London Stock Exchange;

•	the Shares of Common Stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under the Exchange Act;

•	the acquisition or disposition by any person of the Company’s securities other than acquisitions or dispositions made in the ordinary course of business; or

•	any change in the organizational documents of the Company, or other actions that could impede the acquisition of control of the Company.

5.	Valuation of the Convertible Notes

Engagement of Valuator

Eight Capital was engaged by the Board of Directors pursuant to an agreement between GTE and Eight Capital (the “Engagement Agreement”) to prepare a formal valuation with respect to the Convertible Notes (the “Valuation”), as prescribed under MI 61-101.

The terms of the Engagement Agreement provide for payment of a fixed fee of C$175,000 to Eight Capital that is not contingent on the conclusions reached in the Valuation or the outcome of the Offer, and the amount of the fixed fee is not material to Eight Capital. Eight Capital will also be reimbursed for its reasonable, documented out-of-pocket expenses, including reasonable fees paid to its legal counsel, and is to be indemnified by GTE in certain circumstances. Eight Capital has no financial interest in GTE or in any of its subsidiaries that may be affected by the Offer. The Board of Directors does not believe that the compensation paid for the services provided in any way interfered with Eight Capital’s independence.

Eight Capital presented the conclusions reached in the Valuation to the Board of Directors at a telephonic meeting held on June 3, 2019. The Valuation, entitled “Valuation as at May 24, 2019 of 5.00% Convertible Senior Notes, maturing April 1, 2021” was delivered to the Board of Directors and GTE on June 3, 2019. A copy of the Valuation prepared by Eight Capital is attached hereto as Schedule “A”, and this summary of the Valuation is qualified in its entirety by reference thereto.

The Valuation has been prepared for the Board of Directors and is not to be used in any other context without the express written consent of Eight Capital. Eight Capital may not have considered issues relevant to third parties. Noteholders should carefully review and consider the Valuation in its entirety. The Valuation is not, and should not be construed as, a recommendation to any Noteholder as to whether to deposit or refrain from depositing all or any portion of their Convertible Notes under the Offer. The Valuation is subject to the assumptions, limitations and qualifications set out therein and the conclusions in the Valuation are premised on various assumptions including the value of the Shares of Common Stock. Changes in the trading price of the Shares of Common Stock or changes in the other underlying assumptions could cause the value conclusions to change. Eight Capital expresses no opinion herein concerning the future trading prices of the securities of GTE.

Eight Capital has based the Valuation upon a variety of factors. Accordingly, Eight Capital believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Eight Capital, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

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A copy of the Valuation is attached to this Offer and Circular as Schedule “A” and is available for inspection at GTE’s principal executive offices at Suite 900, 520 – 3rd Avenue SW, Calgary, Alberta Canada. A copy of the Valuation may also be obtained for a nominal charge (sufficient to cover printing and postage) upon request to the Company at Suite 900, 520 – 3rd Avenue SW, Calgary, Alberta Canada, Attention: Legal Department.

Credentials of Valuator

Eight Capital has been determined by the Board of Directors to be qualified to produce the Valuation. The Board of Directors selected Eight Capital based on Eight Capital’s qualifications, expertise and reputation and its knowledge of the business and affairs of GTE. Eight Capital is an independent full-service investment dealer with operations in mergers and acquisitions, corporate finance, equity sales and trading and investment research and a member of the Investment Industry Regulatory Organization of Canada and the Canadian Investor Protection Fund. Eight Capital provides investment banking services to an extensive network of North American corporate clients. The principals of Eight Capital have been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly-traded companies and their securities. The Valuation is the opinion of Eight Capital and the form and content of the Valuation was reviewed and approved for release by a group of senior officers and directors of Eight Capital, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Independence of Valuator

Eight Capital has been advised by the Board of Directors that the Board of Directors reached its view of Eight Capital’s independence for the purposes of MI 61-101 with the elements regarding their independence noted in the Valuation together with the following in mind:

(a)	neither Eight Capital nor any of its affiliated entities is an issuer insider, associated entity or affiliated entity of the Company or any interested party (as such terms are defined in MI 61-101). Neither Eight Capital nor any of its affiliated entities has been engaged to act as an advisor to the Company in respect of the Offer, or in the past 24 months participated in any financing or acted as a lead or co-lead underwriter of a distribution of securities of the Company or any of its affiliates. Eight Capital is not a manager or co-manager of a soliciting dealer group formed in respect of the Offer (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group); in the past 24 months, Eight Capital has not been engaged to provide valuation services to the Company; and

(b)	Eight Capital may, in the future, in the ordinary course of its business, perform valuation, financial advisory or investment banking services for the Company or any of its associates or affiliates. There are no understandings or agreements between Eight Capital and its affiliated entities or the Company and its associated or affiliated entities with respect to future financial advisory or investment banking business. As an investment dealer, Eight Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or its associates or affiliates or the Offer.

Conclusions of Valuation

The Valuation contains Eight Capital’s opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, the fair market value of the Convertible Notes, as of May 24, 2019 falls within the range (per US$1,000 principal amount of Convertible Notes) of US$1,032 to US$1,080. The Valuation was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of May 24, 2019 and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and other material interests as they were reflected in the information reviewed by Eight Capital. The Valuation is provided as of May 24, 2019 and Eight Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation of which it may become aware after May 24, 2019 except as required by MI 61-101. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Valuation after such date, Eight Capital reserves the right to change, modify or withdraw the Valuation. Eight Capital has been informed by the Company that no material intervening events in respect of the Company, any of its subsidiaries or its securities have occurred since May 24, 2019.

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Definitions and Approach to Fair Market Value

Eight Capital defined “fair market value” in accordance with MI 61-101 as “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act.” In accordance with MI 61-101, Eight Capital’s determination of the fair market value of the Convertible Notes did not include a downward adjustment to reflect the Convertible Notes’ lack of liquidity, the effect of the Offer on the Convertible Notes, or the fact that the Convertible Notes do not, at the date of the Valuation, form part of a controlling interest.

Scope of Review

In connection with the Valuation, Eight Capital had discussions with the management of and advisors to GTE, and relied on, among other things, the following:

•	Historical audited and unaudited condensed consolidated financial statements of GTE for the years ended December 31, 2018, 2017 and 2016 and for the three months ended March 31, 2019;

•	GTE’s financial model containing certain financial projections as at April 2019;

•	Discussions with management of GTE with regards to, amongst other things, the business opportunities, the general energy market conditions and other matters related to GTE;

•	Other information relating to the business and financial condition of GTE and other selected oil and gas companies considered relevant by Eight Capital;

•	Public information with respect to comparable convertible securities considered by Eight Capital to be relevant;

•	Review of the market trading prices of the Convertible Notes;

•	Selected rating agency reports considered by Eight Capital to be relevant;

•	The Form 8-K of GTE dated March 31, 2016 in respect of its offering of US$100 million aggregate principal amount of Convertible Notes;

•	Drafts of the Offer and Circular distributed to Eight Capital by the Company; and

•	Other information, analyses and investigations as Eight Capital considered appropriate in the circumstances.

Eight Capital was not, to the best of its knowledge, denied access by the Company to any information requested by Eight Capital.

Valuation Approach and Methodologies

Eight Capital valued the Convertible Notes using three methods:

•	Primary Valuation: Binomial Model

•	Secondary Valuation:

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o	Pure Bond + Call Option (Black-Scholes Option Pricing Model); and

o	Historical Trading Analysis: Volume Weighted Average Price (“VWAP”).

The Convertible Notes are convertible bonds and have two components of value: the value of the income from the conventional bond and the value of the call on the Shares of Common Stock through the conversion privilege. The upside of the latter component of value could be somewhat limited by the fact that, after April 5, 2019, in the event the last reported sale price of the Shares of Common Stock has been at least 150% of the conversion price (being US$4.82) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption GTE can redeem the Convertible Notes for their principal amount plus accrued interest and it would be reasonable to assume that GTE might redeem the Convertible Notes if it has excess cash on hand at that time.

The value of the Convertible Note is protected to some degree on the downside by the promise of a fixed payment at maturity and its right to receive interest. The conversion feature enables the holder to capitalize on the upside if the price of the Share of Common Stock exceeds the conversion price prior to the earlier of the date upon which the Company calls the Convertible Note or the maturity date of April 1, 2021. In this case, the Noteholder would benefit from the conversion feature if the Shares of Common Stock traded above US$3.21 per Share of Common Stock.

The various recognized approaches to valuing convertible notes differ in the calculations and statistical theory used, but they are similar in that each approach attempts to predict the future price of the underlying security to estimate the inherent value for the conversion option. All statistical models attempt to optimize the potential value of the convertible note, thereby maximizing the possible return to the noteholder.

Terms and Assumptions

With a few minor exceptions dictated by the unique requirements of the methodologies, Eight Capital applied the following Convertible Note terms and valuation assumptions:

Valuation Date	Maturity Date	Time to Maturity	Face Value	Coupon Rate	Coupon Frequency	Conversion Price
May 24, 2019	April 1, 2021	1.83 yrs	US$1,000	5.00%	Semi-Annual	US$3.21

Share Volatility

Eight Capital assumed volatility for the Shares of Common Stock of 45-55% and performed sensitivity analysis on ranges of volatilities to this value.

Risk-Free Rate

The 12-month US LIBOR Rate as of May 24, 2019 was 2.64%.

Dividend Rate

GTE currently does not pay dividends and represented to Eight Capital that there is currently no intention in the foreseeable future to pay dividends on its Shares of Common Stock. The Company’s dividend policy is reviewed by the Board of Directors and the declaration and payment of dividends is at the discretion of the Board of Directors.

Pure Bond Discount Rate

In considering an appropriate discount rate for the cash flows attributable to the Convertible Notes, Eight Capital used the 2025 Senior Notes and the 2027 Senior Notes to determine an applicable rate to the Convertible Notes. The 2025 Senior Notes trade at a yield to maturity of 7.2% and the 2027 Senior Notes trade at a yield to maturity of 8.0%. Given the maturity on the Convertible Notes is approximately four to six years earlier than the 2025 Senior Notes and the 2027 Senior Notes, Eight Capital selected a pure debt rate of 6-7% for the pricing of the debt component of the Convertible Notes.

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Binomial Model

The binomial model is a lognormal probability function that predicts a range of possible price outcomes based upon the time to maturity, current price, risk-free interest rates and expected volatility of the underlying security. The same lognormal probability estimation is employed in the widely accepted Black-Scholes stock option pricing model.

The binomial model has an advantage over the Black-Scholes model in that it can be modeled to consider specific features of a security (i.e. terms and dates of call and/or conversion provisions) as set out in the governing indenture.

The expected nominal dollar outcome at each point in time is then discounted at an appropriate interest rate to represent the present value of what the convertible security would be worth if the expected stock prices did materialize as predicted. This process of determining the optimal financial outcome, given the predicted price, finding the expected value and discounting continues in sequence from the maturity date back to May 24, 2019.

Using the assumptions above provides the following results:

Fair Market Value of Convertible Notes
as at May 24, 2019

Low		Midpoint		High
US$	1,032	US$	1,056	US$	1,080

Black-Scholes Model

To further support the range provided by the binomial model, Eight Capital estimated the value of the call options using the Black-Scholes option pricing methodology. Black-Scholes is a widely accepted standard used by derivatives traders and accounting professionals. Eight Capital used the same assumptions for the risk free rate, cost of debt, implied volatility and share price as stated above. Using these assumptions provide the following results:

	Value of Convertible Note Only		Value of Convertible Note Plus Call Option
Presumed Debt Rate	Present Value of “Pure Bond”		45% Volatility		55% Volatility
6.0%	US$	971	US$	1,048	US$	1,083
7.0%	US$	952	US$	1,030	US$	1,064

Volume-Weighted Average Price Analysis (for Period Ending May 24, 2019)

Eight Capital has also reviewed and considered the VWAP of the Convertible Notes based on trading data from the Convertible Notes OTC Market for the five and 30 trading days preceding May 24, 2019. As the Convertible Notes are not actively traded, Eight Capital focused on the four trades that occurred in the month of May 2019 which were executed at a VWAP of US$1,036.

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Date	Price		Volume	%Total
5/21/2019	US$	1,042.5	2,000	21.6%
5/14/2019	US$	1,033.8	4,000	43.2%
5/9/2019	US$	1,035.0	2,000	21.6%
5/2/2019	US$	1,033.8	1,250	13.5%
VWAP	US$	1,035.9

Assumptions and Limitations

Two senior officers of GTE have represented to Eight Capital: (i) that all information including data, advice, opinions, representations and other material (financial and otherwise) provided orally by, or in the presence of, an officer or employee of the Company in person or by telephone conference or in writing by the Company (including in each case its subsidiaries and their respective directors, officers, employees, consultants, advisors and representatives) to Eight Capital in connection with the Valuation or, forming part of GTE’s public disclosure record filed on SEDAR and on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (collectively the “GTE Provided Information”), was, at the date the GTE Provided Information was provided to Eight Capital, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of GTE, its subsidiary entities necessary to make the GTE Provided Information or any statement contained therein not misleading in light of the circumstances under which the GTE Provided Information was provided or any statement was made; and (ii) since the dates on which the GTE Provided Information was provided to Eight Capital, except as disclosed in writing to Eight Capital, to such officers’ knowledge there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of GTE or any of its subsidiary entities and no material change has occurred in the GTE Provided Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Valuation.

Eight Capital relied upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources, and from GTE and its advisors for purposes of the Valuation. The Valuation is conditional upon the completeness and accuracy of such information. Subject to the exercise of professional judgment and except as expressly described herein, Eight Capital has not attempted to verify the completeness, accuracy or fair presentation of any of the information relied upon in the Valuation.

The Valuation states that Eight Capital shall have no responsibility whatsoever to any third party, that any use a third party makes of the Valuation is entirely at its own risk, that the Valuation has been prepared and provided solely for the use of the Board of Directors and for inclusion in the Offer and Circular, and that it may not be used or relied upon by any other person without Eight Capital’s express prior written consent (the “Disclaimer Statements”). The Disclaimer Statements are fully consistent with Canadian market practice for valuations prepared under MI 61-101, which is the Canadian legal instrument requiring the inclusion of a formal valuation in the Offer and Circular. The Valuation is addressed to the Board of Directors and was prepared solely for the purpose of providing advice to the Board of Directors in forming its view regarding the value of the Convertible Notes. The Engagement Agreement, which is governed by the laws of the Province of Ontario, Canada, specifically provides that the opinions, advice and materials, including any report, to be provided by Eight Capital in carrying out its engagement are intended solely for the use of GTE, its Board of Directors and its affiliates. Eight Capital has been advised by its Canadian legal counsel that under applicable Ontario contract law principles and the general principles of the law of negligent misstatement as it applies in Ontario (including the House of Lords decision in Hedley Byrne & Co. v. Heller & Partners Ltd., [1963] 2 All E.R. 575 and subsequent Ontario judicial decisions), Noteholders should not be able to rely on its Valuation. Eight Capital has indicated that it intends to assert the substance of the Disclaimer Statements as a defense to any claims by Noteholders that might be brought against it under Ontario law or other applicable law. However, Eight Capital is not aware of any legislation, administrative rule or judicial decision under the laws of the Province of Ontario or any other jurisdiction that has specifically addressed the availability of such a defense in connection with a claim brought by a securityholder against the preparer of a formal valuation prepared in accordance with the requirements of MI 61-101 and included in a public disclosure document. The issue necessarily would have to be resolved by a court of competent jurisdiction in the Province of Ontario or any other jurisdiction where a Noteholder may advance such a claim. The availability or non-availability of such a defense will have no effect on the rights and responsibilities of the Board of Directors under any applicable law, or the rights and responsibilities of the Board of Directors or Eight Capital under the U.S. federal securities laws.

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The Valuation was developed as at a specific date and Eight Capital has not undertaken to update it to any other date. Should information relevant to the Valuation conclusions become available to Eight Capital subsequent to the date of the Valuation, Eight Capital reserves the right, but will be under no obligation, to revise the Valuation.

6.	Prior Valuations

Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal of it, its securities or any material asset made in the 24 months before the date of such offer whether or not prepared by an independent valuator, which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of GTE, after reasonable inquiry, other than the Valuation of Eight Capital prepared in connection with the Offer, no “prior valuations” (as such term is defined in MI 61-101) regarding the Company, its securities or material assets have been prepared within the 24 months preceding the date hereof.

7.	Noteholder Withdrawal Rights

The withdrawal rights of Noteholders are described in Section 4 of the Offer to Purchase, “Withdrawal Rights”, and are incorporated into and form part of this Circular.

8.	Acceptance for Payment and Payment for the Convertible Notes

The method and time of taking up and paying for the Convertible Notes deposited under the Offer is as described in Section 3 of the Offer to Purchase, “Procedure for Depositing Convertible Notes”, Section 6 of the Offer to Purchase, “Extension and Variation of the Offer” and Section 7 of the Offer to Purchase, “Taking Up and Payment for Deposited Convertible Notes”, and are incorporated into and form part of this Circular.

Number of Convertible Notes

For purposes of the Offer, the Company will be deemed to have accepted for payment, Convertible Notes deposited and not withdrawn, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Convertible Notes for payment pursuant to the Offer.

Payment

The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to holders of deposited Convertible Notes will be made in U.S. dollars.

Payment for Convertible Notes accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price and the amount of all accrued and unpaid interest on such Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company, with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Noteholders for the purpose of receiving payment from the Company, and transmitting such payment to DTC on behalf of the depositing Noteholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Convertible Notes by reason of any delay in paying for any Convertible Notes or otherwise.

Depositing Noteholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Noteholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Convertible Notes pursuant to the Offer. GTE will pay all fees and expenses of the Depositary in connection with the Offer.

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Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount) as are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, “The Offer” (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”).

For a description of the Company’s right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 6 of the Offer to Purchase, “Extension and Variation of the Offer”.

If the principal amount of all respective Convertible Notes properly deposited by the Expiration Date (and not withdrawn in accordance with Section 4 of the Offer to Purchase, “Withdrawal Rights”) is in the aggregate less than all of the issued and outstanding Convertible Notes (being US$115,000,000 aggregate principal amount), the Company will purchase all Convertible Notes deposited upon the terms and subject to the conditions of the Offer.

9.	Financial Statements

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, are available on the Company’s profile on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov. Noteholders may obtain copies of the Company’s most recent Quarterly Report on Form 10-Q, without charge, upon request to the Company at 900, 520 – 3 Avenue SW, Calgary, Alberta, Canada T2P 0R3, Attention: Rodger Trimble. Information on SEDAR and the SEC’s website or any other website is not incorporated by reference into this Circular and does not constitute a part of this Circular unless specifically so designated and filed with SEDAR or the SEC, as applicable.

10.	Price Range of Convertible Notes

The Convertible Notes trade on the Convertible Notes OTC Market. The last reported trading price for the Convertible Notes on such exchange before the announcement of the Offer was US$1,043. The following table sets forth the last trading price per month and the volumes of the Convertible Notes on the Convertible Notes OTC Market (per US$1,000 principal amount), as compiled by Bloomberg for the periods indicated:

Date of Transaction	Last Trading Price per Month		Total Monthly Trading Volumes
December 2018	US$	1,003	1,000
January 2019	US$	1,003	2,000
February 2019		Nil	Nil
March 2019		Nil	Nil
April 2019		Nil	Nil
May 2019	US$	1,043	9,250

11.	Previous Purchases and Sales of Securities

During the 12 months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 14,411,127 Shares of Common Stock through the facilities of the Toronto Stock Exchange and other eligible alternative trading platforms in Canada pursuant to normal course issuer bids implemented on March 13, 2019 (the “Current NCIB”) and March 12, 2018.

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Details concerning each purchase of Shares of Common Stock pursuant to such normal course issuer bids during the 12 months preceding the date of the Offer is set out in the following chart:

Date of Transaction	Number of Shares of Common Stock	Acquisition Prices per Share of Common Stock	Aggregate Gross Payment
June 2018	Nil	N/A	Nil
July 2018	Nil	N/A	Nil
August 2018	35,200	C$3.93 to C$3.94	C$138,586
September 2018	Nil	N/A	Nil
October 2018	Nil	N/A	Nil
November 2018	2,921,776	C$3.25 to C$3.95	C$10,549,236
December 2018	1,346,481	C$3.23 to C$3.73	C$4,590,684
January 2019	Nil	N/A	Nil
February 2019	Nil	N/A	Nil
March 2019	2,921,345	C$2.95 to C$3.38	C$9,254,610
April 2019	3,518,025	C$3.03 to C$3.50	C$11,456,870
May 2019	3,668,300	C$2.59 to C$3.21	C$10,496,049

On May 23, 2019, GTE issued the 2027 Senior Notes. See Section 2 of this Circular, “Authorized Share Capital” for additional detail. No other securities of GTE have been purchased or sold by GTE during the 12 months preceding the date of the Offer. In accordance with applicable securities laws, the Company has suspended purchases of its Shares of Common Stock pursuant to the Current NCIB until after the Expiration Date or the date of termination of the Offer.

12.	Previous Distribution of Securities

During the five years preceding the date of the Offer, GTE has distributed Convertible Notes as set out below. These distributions were made in accordance with the terms of the applicable offering document.

Date of Transaction	Nature of Transaction	Convertible Notes	Aggregate Principal Amount	Distribution Price	Aggregate Gross Proceeds
April 6, 2016	Private Placement	Convertible Notes	US$100,000,000	US$1,000 per US$1,000 principal amount of Convertible Notes	US$100,000,000
April 22, 2016	Private Placement	Convertible Notes	US$15,000,000	US$1,000 per US$1,000 principal amount of Convertible Notes	US$15,000,000

Except for the distribution of Convertible Notes described above, no other Convertible Notes have been distributed by the Company during the five years preceding the date of the Offer.

13.	Dividend Policy

The Company has never declared or paid dividends on the Shares of Common Stock. There is currently no intention in the foreseeable future to pay dividends on the Shares of Common Stock.

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14.	Interest of Directors and Officers and Transactions and Arrangements Concerning Convertible Notes

Ownership of the Securities of the Company

The following table indicates, as at June 4, 2019, the number of securities beneficially owned, or over which control or direction was exercised, by each director and officer of the Company and, to the knowledge of the Company after reasonable enquiry, each associate and affiliate of the Company, each associate and affiliate of each director and officer of the Company, each insider of the Company (other than directors and officers) and each associate and affiliate of such insider.

Name	Relationship with Company	Shares of Common Stock Number (% of Outstanding)(1)	Convertible Notes Aggregate (US$) (% of Outstanding)	Deferred Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Restricted Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Performance Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Stock Options Held in the 2007 Equity Incentive Plan (% of Outstanding)
Peter Dey	Director	20,000 (0.005%)	—	140,327 (16.054%)	—	—	126,142 (1.195%)
Evan Hazell	Director	55,000 (0.014%)	—	119,054 (13.620%)	—	—	126,142 (1.195%)
Robert Hodgins	Director	10,000 (0.003%)	—	128,305 (14.679%)	—	—	102,220 (0.968%)
Ronald Royal	Director	254,667 (0.067%)	—	173,534 (19.853%)	—	—	126,142 (1.195%)
Sondra Scott	Director	—	—	82,212 (9.406%)	—	—	85,000 (0.805%)
David Smith	Director	265,000(2) (0.070%)	—	57,115 (6.534%)	—	—	126,142 (1.195%)
Brooke Wade	Director	642,600(3) (0.169%)	—	173,534 (19.853%)	—	—	126,142 (1.195%)
Gary Guidry	President and Chief Executive Officer, Director	2,527,000 (0.664%)	—	—	—	1,224,367 (12.059%)	1,459,470 (13.826%)
Ryan Ellson	Executive Vice President and Chief Financial Officer	266,030(4) (0.070%)	—	—	—	864,426 (8.514%)	960,568 (9.100%)
Ed Caldwell	Vice President, Health, Safety and Environment & Corporate Social Responsibility	15,000 (0.004%)	—	—	—	469,491 (4.624%)	430,213 (4.076%)
James Evans	Vice President, Corporate Services	251,405(5) (0.066%)	—	—	—	508,452 (5.008%)	559,578 (5.301%)
Glen Mah	Vice President, Business Development	50,000 (0.013%)	—	—	—	446,764 (4.400%)	323,837 (3.068%)
Susan Mawdsley	Vice President, Finance and Corporate Controller	56,000 (0.015%)	—	—	—	446,764 (4.400%)	363,730 (3.446%)
Rodger Trimble	Vice President, Investor Relations	84,650 (0.022%)	—	—	—	446,764 (4.400%)	320,382 (3.035%)
Lawrence West	Vice President, Exploration	257,030 (0.068%)	—	—	—	508,452 (5.008%)	559,578 (5.301%)

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Name	Relationship with Company	Shares of Common Stock Number (% of Outstanding)(1)	Convertible Notes Aggregate (US$) (% of Outstanding)	Deferred Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Restricted Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Performance Stock Units Held in the 2007 Equity Incentive Plan (% of Outstanding)	Stock Options Held in the 2007 Equity Incentive Plan (% of Outstanding)
Entities affiliated with GMT Capital Corp.(6)	Insider	76,126,486 (19.999%)	—	—	—	—	—

(1)	Based on 380,639,657 Shares of Common Stock outstanding as at June 4, 2019.
(2)	Includes 122,500 Shares of Common Stock owned by spouse.
(3)	242,000 Shares of Common Stock held directly; 400,000 Shares of Common Stock held indirectly by Wade Capital.
(4)	Includes 30,000 Shares of Common Stock owned by spouse.
(5)	Includes 61,000 Shares of Common Stock owned by spouse.
(6)	Based upon information filed on The System for Electronic Disclosure by Insiders (www.sedi.ca) on June 4, 2019, reporting beneficial ownership as of that date. The address of GMT Capital Corp. is 2300 Windy Ridge Parkway, Suite 550, South Atlanta, GA 30339.

To the knowledge of the Company, except as disclosed above, as at June 4, 2019, no person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Shares of Common Stock. No person or company is acting jointly or in concert with the Company in connection with the Offer. To the knowledge of the Company, none of its current directors, executive officers or any person holding a controlling interest in the Company has engaged in any transactions involving the Convertible Notes during the 60-day period prior to the date of the Offer and Circular. The business address for the executive officers and directors of the Company who are persons specified in Instruction C to Schedule TO is 900, 520 – 3 Avenue SW, Calgary, Alberta, Canada T2P 0R3.

Commitments to Deposit Convertible Notes

GTE has no agreements, commitments or understandings to purchase Convertible Notes or other securities of the Company, other than pursuant to the Offer and the Lock-Up Agreements (as defined herein) and as disclosed in the Offer and Circular. To the knowledge of the Company, after reasonable enquiry, no person named under this Section 14 of this Circular, “Interest of Directors and Officers and Transactions and Arrangements Concerning Convertible Notes – Ownership of the Securities of the Company” has any agreement, commitment or understanding to purchase Convertible Notes or other securities of the Company other than in connection with the Company’s equity compensation plans for employees and directors. In the event that the circumstances or decisions of any such persons or companies change, they may decide to deposit, or not to deposit, Convertible Notes to the Offer or sell, subject to applicable laws, during the period prior to the Expiration Date.

Benefits From the Offer

To the knowledge of the Company, after reasonable inquiry, no person or company named under this Section 14 of this Circular, “Interest of Directors and Officers and Transactions and Arrangements Concerning Convertible Notes – Ownership of the Securities of the Company” will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Noteholders from accepting or refusing to accept the Offer.

Arrangements or Understandings with Securityholders

There are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between GTE and a Noteholder relating to the Offer, except that Arceus Partnership, Citadel Equity Fund Ltd., Crown Managed Accounts SPC (acting for and on behalf of Crown/Polar Segregated Portfolio), MMCAP International Inc. SPC, Polar Multi-Strategy Master Fund, Scotia Capital (USA) Inc. and Verition Canada Master Fund Ltd. have agreed, pursuant to lock-up agreements with the Company dated June 3, 2019 or June 4, 2019, as applicable (the “Lock-up Agreements”), to deposit an aggregate of approximately US$61.2 million principal amount of Convertible Notes held by them to the Offer.

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15.	Material Changes in the Affairs of the Company

Except as described or referred to in the Offer and Circular, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company not previously generally disclosed and known to the Company which would reasonably be expected to affect the decision of Noteholders to accept or reject the Offer. From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include the acquisition or disposition of material assets and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company’s securities.

16.	Certain Canadian Federal Income Tax Considerations

The following summary describes, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a Noteholder who sells a Convertible Note pursuant to the Offer and who, for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder (the “Tax Act”) and at all relevant times, (i) is not exempt from tax under the Tax Act, (ii) holds the Convertible Notes as capital property, and (iii) deals at arm’s length with and is not affiliated with GTE or with any person not dealing at arm’s length with GTE.

This summary is not applicable to a Noteholder: (i) that is a “financial institution” as defined in the Tax Act for purposes of the mark-to-market rules; (ii) an interest in which would be a “tax shelter investment” as defined in the Tax Act; (iii) that is a “specified financial institution” as defined in the Tax Act; (iv) that has elected to report its “Canadian tax results” in a functional currency in accordance with the provisions of the Tax Act; or (v) that has entered into a “derivative forward agreement” (as defined in the Tax Act) in respect of the Convertible Notes. In addition, this summary does not address the Canadian federal income tax consequences to a Noteholder that has borrowed funds to acquire the Convertible Notes. Any such Noteholder should consult its own tax advisor with respect to a disposition of a Convertible Note pursuant to the Offer.

This summary is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsels’ understanding of the current published administrative and assessing practices of the Canada Revenue Agency. This summary assumes the Proposed Amendments will be enacted in the form proposed; however, no assurance can be given that the Proposed Amendments will be enacted in their current form, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

For purposes of the Tax Act, all amounts, including interest, adjusted cost base and proceeds of disposition, must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars using the daily average rate of exchange quoted by the Bank of Canada on the date such amounts arise, or such other rate of exchange as determined in accordance with the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Noteholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Noteholders should consult their own tax advisors for advice with respect to the tax consequences to them of selling their Convertible Notes pursuant to the Offer, having regard to their own particular circumstances.

Noteholders Resident in Canada

The following discussion applies to a Noteholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident or is deemed to be resident in Canada (a “Resident Noteholder”). Generally, the Convertible Notes will be considered to be capital property to a Resident Noteholder provided that the Resident Noteholder does not use or hold, and is not deemed to use or hold, the Convertible Notes in the course of carrying on a business and has not acquired the Convertible Notes in one or more transactions considered to be an adventure in the nature of trade.

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Disposition of Convertible Notes

The disposition of a Convertible Note by a Resident Noteholder pursuant to the Offer will generally result in the Resident Noteholder realizing a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Convertible Note (other than the portion that represents accrued interest), net of any reasonable costs of disposition, are greater than (or are less than) the adjusted cost base of the Convertible Note to the Resident Noteholder immediately before the disposition.

One half of any capital gain (a “taxable capital gain”) realized by a Resident Noteholder in a taxation year will be required to be included in computing the Resident Noteholder’s income in that year, and one half of any capital loss (an “allowable capital loss”) realized by a Resident Noteholder in a taxation year must be deducted against taxable capital gains realized by the Resident Noteholder in that year. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted by the Resident Noteholder against net taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

A Resident Noteholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax on certain investment income, including taxable capital gains.

Capital gains realized by an individual, including certain trusts, may give rise to alternative minimum tax under the Tax Act.

Interest on Convertible Notes

The accrued interest paid to a Resident Noteholder on the disposition of a Convertible Note pursuant to the Offer is required to be included in computing the income of the Noteholder for the taxation year in which the Convertible Notes are disposed of, except to the extent such interest was otherwise included in the income of the holder for that year or a previous year.

A Resident Noteholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax on certain investment income, including interest.

Non-Resident Noteholders

The following discussion applies to a Noteholder who, for purposes of the Tax Act and any applicable tax treaty or convention and at all relevant times, (i) is neither resident nor deemed to be resident in Canada, (ii) does not use or hold (and will not use or hold) and is not deemed to use or hold the Convertible Notes in, or in the course of, carrying on business in Canada, and (iii) is not a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of GTE or a person who does not deal at arm’s length with such specified shareholder (a “Non-Resident Noteholder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

Interest

The accrued interest paid to a Non-Resident Noteholder on disposition of a Convertible Note pursuant to the Offer and any amount deemed to be interest as a result of such disposition will not be subject to withholding tax under the Tax Act.

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Disposition of Convertible Notes

A Non-Resident Noteholder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Noteholder on a disposition of a Convertible Note, unless the Convertible Note constitutes “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Noteholder at the time of disposition and the Non-Resident Noteholder is not entitled to relief under an applicable income tax treaty or convention. As long as the Shares of Common Stock issuable on conversion of the Convertible Notes are at the time of disposition listed on a designated stock exchange (which currently includes the Toronto Stock Exchange and the London Stock Exchange) the Convertible Notes generally will not constitute taxable Canadian property to a Non-Resident Noteholder at such time unless, at any time during the 60-month period that ends at that time: (a) the Non-Resident Noteholder, persons with whom the Non-Resident Noteholder does not deal at arm’s length, partnerships in which the Non-Resident Noteholder or any such person holds an interest directly or indirectly through one or more partnerships, or the Non-Resident Noteholder together with all such persons, owned 25% or more of any class or series of shares of the capital stock of the Company; and (b) more than 50% of the fair market value of the Shares of Common Stock issuable on conversion of the Convertible Notes derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” (as defined in the Tax Act); (iii) “timber resource properties” (as defined in the Tax Act); or (iv) options or interest in respect of property described in (i), (ii) or (iii), whether or not such property exists. Notwithstanding the foregoing, in certain circumstance set out in the Tax Act, Convertible Notes which are not otherwise taxable Canadian property could be deemed to be taxable Canadian property. As of the date of the Offer, the Shares of Common Stock issuable on the conversion of the Convertible Notes are listed on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange.

In the event that the Convertible Notes constitute or are deemed to constitute taxable Canadian property to any Non- Resident Noteholder, the tax consequences of realizing a capital gain on the disposition of such Convertible Notes or shares as described above under the heading “–Noteholder Resident in Canada – Disposition of Convertible Notes” generally will apply, subject to the Non-Resident Noteholder being entitled to relief under the provisions of an applicable income tax treaty or convention. Non-Resident Noteholders whose Convertible Notes may be taxable Canadian property should consult with their own tax advisors for advice having regard to their particular circumstances.

17.	Certain United States Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax consequences of the Offer, that may be relevant to a beneficial owner of Convertible Notes that is a U.S. Holder (as defined below), and does not purport to be a complete analysis of all the potential tax considerations relating thereto. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this Offer and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of the Offer could differ from those described below. This summary deals only with Convertible Notes held as capital assets (within the meaning of section 1221 of the Code).

As used herein, a “U.S. Holder” means a beneficial owner of the Convertible Notes that is, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation that is created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

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If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Convertible Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisors concerning the U.S. federal income tax consequences of the Offer.

This summary does not represent a summary of certain U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a bank;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person that holds the Convertible Notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a pass-through entity (or a partner in a pass-through entity);

•	a controlled foreign corporation;

•	a foreign personal holding company;

•	a passive foreign investment company;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	a U.S. Holder whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

The Company has not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Offer that are different from those discussed below or that any such position would not be sustained. Although there can be no assurances in this regard, the Company expects, and this disclosure assumes, that the Convertible Notes should be treated as debt for U.S. federal income tax purposes, notwithstanding certain features that may be more characteristic of equity (including, for example, the fact that the Company may elect to repay the Convertible Notes at maturity with its Shares of Common Stock).

This summary is intended for general information only and does not represent a detailed description of all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. Furthermore, this summary does not address the effects of any U.S. federal tax consequences other than those relating to U.S. federal income taxation (such as estate and gift taxes, the alternative minimum tax, or the Medicare tax on net investment income or other aspects of U.S. federal income, non-U.S., or state and local taxation that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances). It is not intended to be, and should not be construed to be, legal or tax advice to any particular U.S. Holder.

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You should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the Offer, as well as the consequences to you arising under other U.S. federal tax laws as well as the laws of any state, local or non-U.S. taxing jurisdictions.

Sale of the Convertible Notes

Sales of Convertible Notes pursuant to the Offer by U.S. Holders will be taxable transactions for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Convertible Notes pursuant to the Offer will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued and unpaid interest, which will be taxed as interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Convertible Notes sold at the time of sale. A U.S. Holder’s adjusted tax basis in a Convertible Note generally will equal the amount paid therefor, increased by the amount of any market discount previously taken into account by the U.S. Holder and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Convertible Notes. Any gain or loss will generally be treated as capital gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder’s holding period for the Convertible Notes on the date of sale was more than one year. The deductibility of capital losses is subject to limitations.

In general, if a U.S. Holder acquired the Convertible Notes with market discount as defined in the Code (other than de minimis market discount), any gain realized by a U.S. Holder on the sale of the Convertible Notes will be treated as ordinary income to the extent of the portion of the market discount that has accrued while the Convertible Notes were held by the U.S. Holder, unless the U.S. Holder has elected to include market discount in income currently as it accrues.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the proceeds of the sale, exchange or other taxable disposition (including pursuant to the Offer) of a Convertible Note paid to you, unless you are an exempt recipient (such as certain corporations) and appropriately establish that exemption. A U.S. Holder who deposits its Convertible Notes may be subject to backup withholding unless the U.S. Holder is a corporation or comes within certain other exempt categories and demonstrates this fact, or provides a correct social security number or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. If you do not provide the correct TIN, you may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld from an Offer under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

18.	Certain Legal Matters; Regulatory Approvals

The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of the Convertible Notes as contemplated pursuant to the Offer, nor, except as noted below, is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for its acquisition or ownership of the Convertible Notes as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Company presently contemplates that it will seek that approval or other action and make or cause to be made such notice filings. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for the Convertible Notes deposited in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

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The Company’s obligations pursuant to the Offer to accept for payment and pay for the Convertible Notes are subject to the compliance of certain conditions described under the headings Section 5, “Conditions of the Offer”, Section 6, “Extension and Variation of the Offer” and Section 7, “Taking Up and Payment for Deposited Convertible Notes” each of the Offer to Purchase.

19.	Source of Funds

The total amount of funds the Company needs to repurchase all of the Convertible Notes (including any accrued and unpaid interest outstanding on the Convertible Notes up to, but excluding, the date on which such Convertible Notes are taken up by the Company pursuant to the Offer) pursuant to the Offer and to pay related fees and expenses is estimated to be approximately US$125.6 million (assuming 100% of the issued and outstanding principal amount of Convertible Notes are properly deposited and taken up by the Company on July 12, 2019). The Company will fund any purchases of Convertible Notes pursuant to the Offer from available cash on hand.

20.	Depositary

GTE has appointed Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates representing Convertible Notes and related Letters of Transmittal deposited under the Offer, (ii) the receipt from the Company of cash to be paid in consideration of the Convertible Notes acquired by the Company under the Offer, as agent for the depositing Noteholders, and (iii) the transmittal of such cash to the depositing Noteholders, as agent for the depositing Noteholders. The Depositary may, but shall be under no obligation to, contact Noteholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Noteholders to forward materials relating to the Offer to beneficial owners of Convertible Notes. The Depositary is not an affiliate of the Company and the Depositary also acts as the Company’s transfer agent and registrar.

21.	Fees and Expenses

Eight Capital has been retained by the Company to deliver a valuation to the Board of Directors in connection with the Offer for which it has received a fee from GTE. GTE has agreed to reimburse Eight Capital for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Eight Capital against certain liabilities to which it may become subject as a result of its engagement. The fee payable to Eight Capital is fixed and payable whether or not the Offer is successful.

GTE has retained Computershare Investor Services Inc. to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian securities laws.

GTE expects to incur expenses which it estimates at approximately US$300,000 in connection with the Offer, which includes the cost of the valuation provided by Eight Capital, filing fees, legal, translation, accounting, depositary and printing fees.

22.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Noteholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those Noteholders. However, such rights must be exercised within prescribed time limits. Noteholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

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23.	Directors’ Approval

The contents of the Offer and Circular have been approved, and the sending, communicating or delivery of the Offer and Circular to the Noteholders has been authorized, by the Board of Directors.

24.	Additional Information

The Company is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy statements and other information about registrants, like the Company, that have been filed electronically with the SEC. Noteholders can access the SEC’s website at www.sec.gov. The Company also is subject to Canadian securities laws, and in accordance therewith files reports and other information on SEDAR (www.sedar.com). In addition, the Company maintains a website that contains information about the Company at www.grantierra.com. Information on or accessible through the Company’s website is not a part of and is not incorporated by reference into this Circular. These documents contain important information about the Company and the Company urges you to obtain copies and review them carefully. Information on SEDAR and the SEC’s website or any other website is not incorporated by reference into this Circular and does not constitute a part of this Circular unless specifically so designated and filed with SEDAR or the SEC, as applicable.

The Company has filed with the SEC a Schedule TO pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be obtained at the same places and in the same manner as set forth above. Noteholders may also request a copy of these filings, at no cost, by writing or telephoning the Depositary for the Offer at the telephone numbers and addresses set forth on the back cover of the Offer and Circular.

Any questions or requests for assistance may be directed to the Depositary at its addresses and telephone numbers as set forth on the back cover of the Offer and Circular. Any requests for additional copies of this Offer and Circular, the related Letter of Transmittal or other related documents may be directed to the Depositary. A Noteholder may also contact such Noteholder’s investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

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CONSENT OF EIGHT CAPITAL

TO: Gran Tierra Energy Inc. and the Directors of Gran Tierra Energy Inc.

We consent to the inclusion of our valuation opinion dated May 24, 2019 (the “Valuation”) in its entirety as Schedule “A” to the Issuer Bid Circular dated June 5, 2019 and a summary thereof to also be included in such document, which we prepared for the Board of Directors of Gran Tierra Energy Inc. in connection with Gran Tierra Energy Inc.’s offer to the holders of its 5.00% convertible senior notes due 2021, and consent to the filing of the Valuation with the securities regulatory authorities and to the inclusion of our name and reference to our valuation opinion in the sections titled “Valuation of the Convertible Notes”, “Prior Valuations” and “Fees and Expenses”. In providing such consent, we do not intend that any person other than the Board of Directors of Gran Tierra Energy Inc. rely upon the valuation opinion of Eight Capital.

June 5, 2019

(Signed) “Eight Capital”

Eight Capital

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CERTIFICATE

June 5, 2019

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Gary Guidry” Gary Guidry President and Chief Executive Officer		(Signed) “Ryan Ellson” Ryan Ellson Executive Vice President and Chief Financial Officer

On behalf of the Directors:

(Signed) “Robert Hodgins” Robert Hodgins Director		(Signed) “Evan Hazell” Evan Hazell Director

SCHEDULE “A”

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May 24, 2019

The Board of Directors

Gran Tierra Energy Inc.

Suite 900, 520 – 3rd Avenue SW

Calgary, Alberta, Canada, T2P 0R3

Dear Sirs/Mesdames:

Re:	Gran Tierra Energy Inc.

Valuation as at May 24, 2019 of 5.00% Convertible Senior Notes, maturing April 1, 2021

Eight Capital (“Eight Capital”) understands that Gran Tierra Energy Inc. (“Gran Tierra”, “GTE” or the “Company”) proposes to undertake an issuer bid (the “Issuer Bid”) with respect to the 5.00% convertible senior notes due 2021 of the Company (the “Convertible Notes”). Pursuant to the Issuer Bid, Gran Tierra will offer to purchase all of the issued and outstanding Convertible Notes (being US$115 million aggregate principal amount).

1)	ENGAGEMENT OF EIGHT CAPITAL

Eight Capital was engaged by the board of directors of GTE (the “Board”) to provide to the Board a formal valuation (the “Formal Valuation”) of the Convertible Notes as at May 24, 2019 (the “Valuation Date”) in accordance with the requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) of the Canadian Securities Administrators.

The Board will consider the Formal Valuation in evaluating the Issuer Bid.

This Formal Valuation is required pursuant to MI 61-101 and will, subject to Eight Capital’s consent as to form of disclosure, be appended to the circular (the “Circular”) which will accompany the offer to purchase (the “Offer to Purchase”) to be sent to holders of the Convertible Notes in connection with the Issuer Bid.

All dollar amounts are in United States funds, unless otherwise noted.

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2)	INDEPENDENCE OF EIGHT CAPITAL

Eight Capital has developed this Formal Valuation on the basis of an independent review and analysis of the Convertible Notes. The professionals of Eight Capital assigned to this engagement prepared this Formal Valuation, acting independently and objectively.

We understand that for the purposes of the Issuer Bid, Gran Tierra is the only interested party, as that term is defined in MI 61-101. In the context of MI 61-101, Eight Capital (including entities affiliated to Eight Capital):

i.	is not an issuer insider, associated entity or affiliated entity (as such terms are defined in MI 61-101) of Gran Tierra;

ii.	has not acted as an advisor to Gran Tierra in connection with the Issuer Bid;

iii.	will be paid a fixed fee and be reimbursed for certain expenses for this Formal Valuation, and such amounts are not contingent in any way on the conclusions herein or on the outcome of the Issuer Bid;

iv.	has no financial interest in the outcome of the Issuer Bid;

v.	is not a manager or co-manager of a soliciting dealer group or a member of a soliciting dealer group for the Issuer Bid;

vi.	is not the external auditor of GTE; and

vii.	in the future, may provide professional services to Gran Tierra and/or its affiliates in the ordinary course of its business.

Having considered the above, Eight Capital is of the view that it is independent of Gran Tierra within the meaning of MI 61-101 for purposes of providing the Formal Valuation.

3)	CREDENTIALS OF EIGHT CAPITAL

Eight Capital is one of Canada’s leading independent full-service investment dealers with operations in mergers and acquisitions, corporate finance, equity sales and trading and investment research and a member of the Investment Industry Regulatory Organization of Canada and the Canadian Investor Protection Fund. The principals of Eight Capital have been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly traded companies and their securities. The professionals involved in the preparation of the Formal Valuation include senior executives of Eight Capital who are experienced in merger, acquisition, divestiture and valuation matters. The Formal Valuation expressed herein represents the opinion of Eight Capital and the form and content of the Formal Valuation was reviewed and approved for release by a group of senior officers and directors of Eight Capital.

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4)	SCOPE OF REVIEW

In connection with the Formal Valuation, Eight Capital has had discussions with the management of Gran Tierra, and relied on, amongst other things, its review of the following:

i.	Historical audited and unaudited condensed consolidated financial statements of Gran Tierra for the years ended December 31, 2018, 2017 and 2016 and for the three months ended March 31, 2019;

ii.	Gran Tierra’s financial model containing certain financial projections as at April 2019;

iii.	Discussions with management of Gran Tierra with regards to, amongst other things, the business opportunities, the general energy market conditions and other matters related to Gran Tierra;

iv.	Other information relating to the business and financial condition of Gran Tierra and other selected oil and gas companies considered relevant by Eight Capital;

v.	Public information with respect to comparable convertible securities considered by Eight Capital to be relevant;

vi.	Review of the market trading prices of the Convertible Notes;

vii.	Selected rating agency reports considered by Eight Capital to be relevant;

viii.	The Form 8-K of Gran Tierra dated March 31, 2016 in respect of its offering of $100 million aggregate principal amount of Convertible Notes;

ix.	Drafts of the Offer to Purchase and the Circular distributed to Eight Capital by the Company;

x.	Other information, analyses and investigations as Eight Capital considered appropriate in the circumstances.

Eight Capital has not, to the best of its knowledge, been denied access by Gran Tierra to any information requested by Eight Capital.

Gran Tierra has represented to Eight Capital that there have not been any prior valuations (as defined in MI 61-101) in the past twenty-four month period.

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5)	ASSUMPTIONS AND LIMITATIONS

This Formal Valuation has been prepared for the specific purpose identified above and is not to be used in any other context without the express written consent of Eight Capital. Two senior officers of Gran Tierra have represented to Eight Capital: (i) that all information including data, advice, opinions, representations and other material (financial and otherwise) provided orally by, or in the presence of, an officer or employee of the Company in person or by telephone conference or in writing by the Company (including in each case its subsidiaries and their respective directors, officers, employees, consultants, advisors and representatives) to Eight Capital in connection with the Formal Valuation or, forming part of Gran Tierra’s public disclosure record filed on the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) and on the United States Securities and Exchange Commission’s (“SEC”) Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (collectively the “Gran Tierra Provided Information”), was, at the date the Gran Tierra Provided Information was provided to Eight Capital, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Gran Tierra, its subsidiary entities necessary to make the Gran Tierra Provided Information or any statement contained therein not misleading in light of the circumstances under which the Gran Tierra Provided Information was provided or any statement was made; and (ii) since the dates on which the Gran Tierra Provided Information was provided to Eight Capital, except as disclosed in writing to Eight Capital, to such officers’ knowledge there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Gran Tierra or any of its subsidiary entities and no material change has occurred in the Gran Tierra Provided Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Formal Valuation.

Eight Capital was provided with written information, oral information and data in electronic form by others (including management). Eight Capital has relied upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources, and from Gran Tierra and its advisors for purposes of this Formal Valuation. Eight Capital assumes no responsibility for the information furnished to us. This Formal Valuation is conditional upon the completeness and accuracy of such information. Subject to the exercise of professional judgment and except as expressly described herein, Eight Capital has not attempted to verify the completeness, accuracy or fair presentation of any of the information relied upon in this Formal Valuation.

The Formal Valuation is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the Valuation Date and the condition and prospects, financial and otherwise, of the Company, its subsidiaries and other material interests as they were reflected in the information reviewed by Eight Capital. The Formal Valuation is provided as at the Valuation Date, and Eight Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation of which it may become aware after the Valuation Date. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation after such date, Eight Capital reserves the right to change, modify or withdraw the Formal Valuation.

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The Formal Valuation has been prepared and provided solely for the use of the Board and for inclusion in the Circular, and may not be used or relied upon by any other person without Eight Capital’s express prior written consent. Subject to the terms of the engagement agreement governing the production of the Formal Valuation, Eight Capital has consented to the publication of the Formal Valuation in its entirety and a summary thereof (in a form acceptable to Eight Capital) in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States. Subject to the foregoing, the Formal Valuation is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without Eight Capital’s prior written consent. Eight Capital has based the Formal Valuation upon a variety of factors. Accordingly, Eight Capital believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Eight Capital, without considering all factors and analyses together, could create a misleading view of the process underlying the Formal Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Eight Capital expresses no opinion herein concerning the future trading prices of the securities of Gran Tierra. This Formal Valuation is not, and should not be construed to be, a recommendation to Gran Tierra or a holder of the Convertible Notes, or to others to take or refrain from taking any course of action. This Formal Valuation has been prepared solely for the purposes stated, it may not have considered issues relevant to third parties and Eight Capital shall have no responsibility whatsoever to any third party. Any use a third party makes of this Formal Valuation is entirely at its own risk.

6)	OVERVIEW OF GRAN TIERRA ENERGY INC.

Gran Tierra together with its subsidiaries is an independent international energy company focused on oil and gas exploration and production in Colombia and Ecuador. Gran Tierra’s strategy is to profitably grow their portfolio of exploration, development and production opportunities in Colombia and Ecuador. The Company produces primarily light crude oil, supplemented with medium crude and natural gas.

Historical Operating Results and Financial Position

Condensed consolidated financial statements of Gran Tierra as filed with Canadian securities regulatory authorities are publicly accessible through SEDAR at www.sedar.com and EDGAR at www.sec.gov.

We understand that Gran Tierra expects to fund the purchase of the Convertible Notes under the Issuer Bid, and the payment of related fees and expenses, from available cash on hand.

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7)	HISTORICAL PRICE AND TRADING VOLUMES – SHARES OF COMMON STOCK

As at May 24, 2019, Gran Tierra had 380,639,657 shares of common stock (“Shares of Common Stock”) outstanding.

The historical share prices (monthly closing prices) and monthly trading volumes for the Shares of Common Stock on the Toronto Stock Exchange (“TSX”) are summarized below:

GTE-TSX	Monthly Closing Prices ($CAD)										Total Monthly Trading Volumes (000’s)
	2015		2016		2017		2018		2019		2015	2016	2017	2018	2019
January	C$	2.73	C$	3.20	C$	3.35	C$	3.40	C$	3.09	67,952	37,239	34,376	32,323	20,080
February	C$	3.16	C$	3.20	C$	3.54	C$	3.20	C$	2.97	42,480	38,305	55,069	32,201	27,604
March	C$	3.46	C$	3.26	C$	3.54	C$	3.58	C$	3.04	44,058	46,159	36,247	28,386	43,138
April	C$	4.51	C$	3.70	C$	3.44	C$	4.23	C$	3.22	43,186	57,550	28,973	38,645	30,833
May	C$	3.63	C$	3.86	C$	3.17	C$	4.22	C$	2.75	29,986	37,976	36,860	34,507	40,461
June	C$	3.74	C$	4.34	C$	2.88	C$	4.55			27,647	47,904	32,695	28,836
July	C$	2.89	C$	3.62	C$	2.93	C$	4.35			18,460	46,769	23,954	25,571
August	C$	3.27	C$	3.68	C$	2.56	C$	4.51			23,937	30,359	19,013	25,806
September	C$	2.86	C$	3.93	C$	2.83	C$	4.92			24,216	37,111	28,121	20,699
October	C$	3.16	C$	3.92	C$	2.81	C$	4.03			18,087	36,369	14,766	40,979
November	C$	3.31	C$	3.84	C$	2.89	C$	3.54			23,976	79,265	19,971	37,309
December	C$	3.01	C$	4.06	C$	3.41	C$	2.98			32,037	49,963	31,473	26,984

Average	C$	3.31	C$	3.72	C$	3.11	C$	3.96	C$	3.08	33,002	45,414	30,126	31,021	30,414
Maximum	C$	4.51	C$	4.34	C$	3.54	C$	4.92	C$	3.22	67,952	79,265	55,069	40,979	43,138
Minimum	C$	2.73	C$	3.20	C$	2.56	C$	2.98	C$	2.97	18,087	30,359	14,766	20,699	20,080

The historical share prices (monthly closing prices) and monthly trading volumes for Shares of Common Stock on the NYSE American (“NYSE American”) are summarized below:

GTE-NYSE American	Monthly Closing Prices ($USD)					Total Monthly Trading Volumes (000’s)
	2015	2016	2017	2018	2019	2015	2016	2017	2018	2019
January	$2.14	$2.29	$2.58	$2.77	$2.37	53,693	21,360	31,356	31,030	21,939
February	$2.53	$2.38	$2.68	$2.50	$2.26	66,210	23,333	39,869	33,404	30,179
March	$2.73	$2.47	$2.64	$2.79	$2.27	61,972	27,413	37,740	32,404	37,523
April	$3.72	$2.96	$2.52	$3.31	$2.39	59,113	41,261	28,892	43,310	36,709
May	$2.90	$2.98	$2.33	$3.27	$1.96	31,366	23,703	37,539	34,305	32,314
June	$2.98	$3.38	$2.24	$3.45		24,354	26,298	29,181	35,215
July	$2.20	$2.77	$2.36	$3.33		21,140	21,074	28,916	26,254
August	$2.49	$2.77	$2.03	$3.45		20,945	23,661	24,901	25,069
September	$2.13	$3.01	$2.28	$3.82		18,237	24,820	25,282	29,177
October	$2.40	$2.91	$2.17	$3.05		15,453	25,709	23,582	34,424
November	$2.50	$2.90	$2.25	$2.67		20,387	52,387	30,364	34,121
December	$2.17	$3.02	$.270	$2.17		27,177	36,071	32,536	26,633

Average	$2.57	$2.82	$2.40	$3.05	$2.32	35,004	28,924	30,801	32,112	31,588
Maximum	$3.72	$3.38	$2.70	$3.82	$2.39	66,210	52,387	39,869	43,310	37,523
Minimum	$2.13	$2.29	$2.03	$2.17	$2.26	15,453	21,074	23,582	25,069	21,939

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The historical share prices (monthly closing prices) and monthly trading volumes for Shares of Common Stock on the London Stock Exchange (“LSE”) are summarized below:

GTE-LSE	Monthly Closing Prices ($GBP)		Total Monthly Trading Volumes
	2018	2019	2018	2019
January	-	$2.30	-	NT
February	-	$1.80	-	11,500
March	-	$1.78	-	2,200
April	-	$1.78	-	27,356
May	-	$1.65	-	33,022
June	-		-
July	-		-
August	-		-
September	-		-
October	$2.35		4,000
November	$2.30		1,668
December	$2.30		NT

Average	$2.32	$1.91	2,8347	13,685
Maximum	$3.82	$2.30	4,000	27,356
Minimum	$2.17	$1.78	1,668	2,200

HISTORICAL PRICES AND TRADING VOLUMES – CONVERTIBLE NOTES

As at May 24, 2019, Gran Tierra had $115.00 million aggregate principal amount of Convertible Notes issued and outstanding, with a last trading price of $1,043 on an over the counter market, the prices of which are disseminated electonically by Bloomberg (the “Convertible Notes OTC Market”).

The historical last trading price per month per $1,000 principal amount of Convertible Notes and monthly trading volumes for Convertible Notes on the Convertible Notes OTC Market are summarized below:

	Last Trading Price per Month ($USD)				Total Monthly Trading Volumes
	2016	2017	2018	2019	2016	2017	2018	2019
January	NT	$1,049	NT	$1,003	NT	1,000	NT	2,000
February	NT	$1,106	NT	NT	NT	4,790	NT	NT
March	NT	$1,103	$1,140	NT	NT	9,115	1,000	NT
April	$1,150	$1,127	$1,212	NT	50,305	3,000	15,175	NT
May	$1,153	$1,066	$1,262	$1,043	10,500	5,000	3,785	9,250
June	$1,181	$1,054	$1,210		4,000	2,000	5,300
July	NT	NT	$1,268		NT	NT	1,500
August	$1,175	$1,057	NT		6,235	4,149	NT
September	$1,095	NT	$1,333		5,000	NT	9,700
October	$1,233	$1,028	$1,348		1,595	2,000	2,000
November	$1,155	$1,023	NT		6,300	500	NT
December	$1,175	$1,042	$1,003		1,260	7,000	1,000

Average	$1,164	$1,065	$1,222	$1,023	10,649	3,855	4,933	5,625
Maximum	$1,233	$1,127	$1,348	$1,043	50,305	9,115	15,175	9,250
Minimum	$1,095	$1,023	$1,003	$1,003	1,260	500	1,000	2,000

8)	KEY TERMS OF THE CONVERTIBLE NOTES

The Convertible Notes were issued by Gran Tierra in April 2016 and have the following terms which we have considered relevant to the analysis herein:

Maturity Date – April 1, 2021.

Security – The Convertible Notes are direct obligations of Gran Tierra and are not secured by any mortgage, pledge, hypothec or other charge and are subordinated to other liabilities of Gran Tierra.

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Interest – 5.00% per annum paid semi-annually in arrears on each April 1 and October 1 of each year.

Conversion – The Convertible Notes are convertible at the option of the holder at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate is initially 311.4295 Shares of Common Stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $3.21 per Share of Common Stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, Gran Tierra will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances.

Redemption by Gran Tierra – The Company may not redeem the Convertible Notes prior to April 5, 2019, except in certain circumstances following a fundamental change (as defined in the trust indenture dated April 6, 2016 between the Company and U.S. Bank National Association governing the Convertible Notes). The Company may redeem for all cash or any portion of the Convertible Notes, at its option, on or after April 5, 2019, if: (i) the last reported sale price of the Shares of Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption; and (ii) the Company has filed all reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the United States Securities Exchange Act, as applicable (other than current reports on Form 8-K), during the twelve months preceding the date on which the Company provides such notice.

The Convertible Notes could not be redeemed by the Company before April 5, 2019. On or after April 5, 2019, the Company may redeem for cash all or part of the Convertible Notes, at 100% of the principal amount, plus accrued and unpaid interest, if

i.	the last reported sale price of the Shares of Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption; and

ii.	the Company has filed all reports that it is required to file with the SEC pursuant to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as applicable (other than current reports on Form 8-K), during the twelve months preceding the date on which the Company provides such notice.

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9)	VALUATION OF THE CONVERTIBLE NOTES

For the purpose of the Formal Valuation and in accordance with MI 61-101, fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act.

Further, in accordance with Section 6.4(2)(d) of MI 61-101, in determining fair market value, we have not included a downward adjustment to reflect the liquidity of the Convertible Notes, the effect on the Convertible Notes that the transaction might have, or the fact that the Convertible Notes do not form part of a controlling interest. A convertible note is typically viewed as having two investment components: a conventional bond component and an option-like feature. When estimating the fair market value of a convertible note at a point in time, it is necessary to consider the fair market value of the debt component as well as the potential value associated with the option to buy the underlying security at a future date.

As a conventional corporate bond, a convertible note pays the investor a fixed rate of interest and a fixed amount payable at a defined maturity date. In this case, the Convertible Notes pay interest semi-annually at 5.00% and have a defined maturity date of April 1, 2021 (the “Maturity Date”).

The option-like feature allows the holder of Convertible Notes to exchange the Convertible Notes for Shares of Common Stock at a predetermined exchange ratio. The Convertible Notes allow the holder thereof to convert $1,000 principal amount for approximately 311.4295 Shares of Common Stock. In this situation, the conversion price is $3.21 per Share of Common Stock ($1,000 principal amount/$3.21 = approximately 311.4295 Shares of Common Stock).

The value of the Convertible Note is protected to some degree on the downside by the promise of a fixed payment at maturity and its right to receive interest. The conversion feature enables the holder to capitalize on the upside if the price of the Share of Common Stock exceeds the conversion price prior to the earlier of the date upon which the Company calls the Convertible Note or the Maturity Date. In this case, the Convertible Note holder would benefit from the conversion feature if the Shares of Common Stock traded above $3.21 per Share of Common Stock.

The various recognized approaches to valuing convertible notes differ in the calculations and statistical theory used, but they are similar in that each approach attempts to predict the future price of the underlying security to estimate the inherent value for the conversion option. All statistical models attempt to optimize the potential value of the convertible note, thereby maximizing the possible return to the note holder.

We selected a binominal model approach to value the Convertible Notes. Using this model, we are able to control the various inputs and test sensitivities under a wide array of assumptions and optimization choices.

The binomial model is a lognormal probability function that predicts a range of possible price outcomes based upon the time to maturity, current price, risk-free interest rates and expected volatility of the underlying security. The same lognormal probability estimation is employed in the widely accepted Black- Scholes stock option pricing model.

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The binomial model has an advantage over the Black-Scholes model in that it can be modeled to consider specific features of a security (i.e. terms and dates of call and/or conversion provisions) as set out in the governing indenture.

The expected nominal dollar outcome at each point in time is then discounted at an appropriate interest rate to represent the present value of what the convertible security would be worth if the expected stock prices did materialize as predicted. This process of determining the optimal financial outcome, given the predicted price, finding the expected value and discounting continues in sequence from the maturity date back to the Valuation Date.

For the purposes of calculating results in the binomial model, it is necessary to select inputs and make several assumptions as described below:

i.	We have assumed that if not converted to Shares of Common Stock, the principal amount and associated interest payments of the Convertible Notes would be paid in full at the specified dates to the Convertible Note holders. At the Valuation Date there is no suggestion that the Company is not able to make these future payments, given the Company’s strong financial position, access to financing and earning prospects.

ii.	Gran Tierra currently does not pay dividends and Eight Capital understands that there is currently no intention in the foreseeable future to pay dividends on its Shares of Common Stock. The Company’s dividend policy is reviewed by the Board and the declaration and payment of dividends is at the discretion of the Board.

iii.	The 5 & 30-day volume weighted average price (“VWAP”) of the Shares of Common Stock based on trading data from the TSX and the NYSE American was between $2.0389 and $2.1602. We selected $2.10 for purposes of the model.

iv.	Risk free rate: The 12-month US LIBOR Rate as of the Valuation Date was 2.64%.

v.	The last assumption relates to the model’s prediction as to the possible future trading price of the Shares of Common Stock at various points in time. To estimate future trading prices, the model requires an assumption concerning the expected volatility of the Shares of Common Stock.

To estimate the value of the Convertible Notes as if they were a conventional bond, without conversion privileges, it is necessary to estimate the yield on similar bonds at the Valuation Date or if that is not possible, estimate Gran Tierra’s cost of borrowing. The model uses the cost of debt to estimate the value of the debt-only portion of the Convertible Notes. This rate is intended to approximate what the effective cost of debt might be, had Gran Tierra issued the same class of notes with precisely the same terms and maturity as the Convertible Notes, only without any conversion rights.

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This interest rate is hypothetical in that unless this debt were to be actually issued in the market at the Valuation Date, it can only be estimated what interest rate this debt may require.

Gran Tierra currently has two series of senior unsecured notes that trade on the Singapore Securities Exchange Trading Limited at the following yields to maturity as of the Valuation Date:

i.	the senior unsecured notes due February 15, 2025 issued by Gran Tierra Energy International Holdings Ltd., a wholly-owned subsidiary of GTE, (the “2025 Senior Notes”) trade at a yield to maturity of 7.2%; and

ii.	the senior unsecured notes due May 23, 2027 issued by GTE (the “2027 Senior Notes”) trade at a yield to maturity of 8.0%.

As we would expect, the 2025 Senior Notes trade at a lower yield to maturity than the 2027 Senior Notes (7.2% vs. 8.0%) as their maturity date is approximately two years earlier. Given the maturity on the Convertible Notes is approximately four to six years earlier than the 2025 Senior Notes and 2027 Senior Notes, we would expect the Convertible Notes to have a lower yield to maturity than 7.2% if it did not have a conversion feature.

Gran Tierra’s unsecured debt is rated by Standard & Poors and currently has a rating of B+. The Company also has a strong balance sheet and is demonstrating strong earnings. Based on Eight Capital Research estimates, Gran Tierra is expected to generate in excess of $393 million in cash flow during 2019.

For the reasons stated, we have selected a pure debt rate in the 6.0% to 7.0% range for the pricing of the debt component of the Convertible Notes.

To derive an appropriate volatility factor for the Shares of Common Stock, we considered among other things:

i.	Management’s estimation of the future volatility of the Shares of Common Stock as noted in Gran Tierra’s audited condensed consolidated financial statements of Gran Tierra for the years ended December 31, 2018, 2017 and 2016. In estimating the value of the stock based compensation, management selected volatility factors of 50% and 55%, with a weighted average of 54%;

ii.	Implied volatility of the Shares of Common Stock as calculated by Bloomberg as of the Valuation Date generates a range of volatility from 47 to 55%; and

iii.	As illustrated in the table below, the historical volatility of the Shares of Common Stock on the TSX and the NYSE American range from 30% to 52.7%. Due to a lack of meaningful trading volumes on the LSE we have not included such data in our analysis.

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GTE-NYSE American Volatility				GTE-TSX Volatility
Sample Period	Daily	Weekly	Monthly	Sample Period	Daily	Weekly	Monthly
3-Month	47.5%	28.9%	51.4%	3-Month	46.3%	29.1%	52.7%
6-Month	47.5%	39.8%	33.3%	6-Month	44.4%	36.9%	30.2%
1-Year	44.3%	38.8%	40.5%	1-Year	42.2%	37.1%	35.6%
2-Year	42.8%	38.1%	40.0%	2-Year	40.4%	36.9%	35.8%

Based on our analysis, we have selected volatility factors in the range of 45% to 55%.

In summary and based on our review, analysis and work undertaken, it is our opinion that as at the Valuation Date, the estimated fair market value of the Convertible Notes was in the range of $1,032 to $1,080 (per $1,000 principal amount).

Fair Market Value of Convertible Notes
as at May 24, 2019

Low	Midpoint	High
$1,032	$1,056	$1,080

ALTERNATIVE METHODOLOGY #1: BLACK SCHOLES MODEL

To further support the range provided by the Binomial model, we also estimated the value of the call options using the Black-Scholes option pricing methodology. Black-Scholes is a widely accepted standard used by derivatives traders and accounting professionals. For this, we used the same assumptions for the risk free rate, cost of debt, implied volatility and stock price as stated above. Based on this, the Black-Scholes model produces the following values.

	Value of Convertible Note Only	Value of Convertible Note Plus Call Option
Presumed Debt Rate	Present Value of “Pure Bond”	45% Volatility	55% Volatility
6.0%	$971	$1,048	$1,083
7.0%	$952	$1,030	$1,064

ALTERNATIVE METHODOLOGY #2: VOLUME WEIGHTED AVERAGE PRICE

Eight Capital has also reviewed and considered the VWAP of the Convertible Notes based on trading data from the Convertible Notes OTC Market for the five and 30 trading days preceding the Valuation Date. As the Convertible Notes are not actively traded, we focused on the four trades that occurred in the month of May, 2019 which resulted in a VWAP of $1,035.9

Date	Price	Volume	%Total
5/21/2019	$1,042.5	2,000	21.6%
5/14/2019	$1,033.8	4,000	43.2%
5/9/2019	$1,035.0	2,000	21.6%
5/2/2019	$1,033.8	1,250	13.5%
VWAP	$1,035.9

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10)	CONCLUSION

Based on the scope of its review and subject to the assumptions, restrictions and limitations set out herein, it is our opinion that the fair market value of the Convertible Notes is $1,032 to $1,080 (per $1,000 principal amount).

The above range reflects the values generated using our primary valuation methodology (binomial), which was supported by the results of the Black-Scholes model and VWAP analysis.

Yours very truly,

(signed) “Eight Capital”

Eight Capital

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Any questions and requests for assistance may be directed to the

The Letter of Transmittal and any other required documents should be sent or delivered by each depositing Noteholder or the Noteholder’s investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office addresses below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail: Computershare Investor Services Inc. P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Hand, Courier or Registered Mail: Computershare Investor Services Inc. 100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

North American Toll Free: 1-800-564-6253 Overseas: 1-514-982-7555 E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone numbers set forth above. Additional copies of the Offer and Circular and the related Letter of Transmittal may be obtained from the Depositary. Noteholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.